EXHIBIT 6.1

Operating Agreement Cardone Equity Fund V, LLC
A Delaware Limited Liability Company June 4, 2018

Table of Contents

1.	Formation, Name, Purposes	1
1.1	Delaware Limited Liability Company	1
1.2	Name	1
1.3	Place of Business	2
1.4	Manager	2
1.5	Manager’s Compensation	2
1.6	Members	2
1.7	Nature of Members’ Interests	3
1.8	Intent to Be Treated as a Partnership	3
1.9	Nature of Business	3
1.10	Objectives	3
1.11	Term	4
1.12	Registered Agent	4

2.	Capitalization of the Company	4
2.1	Member Classes	4
2.2	Percentage Interests	5
2.3	Capital Calls; Default of Member	5
2.4	Time of Capital Contributions; Withdrawal Not Permitted	7
2.5	Capital Accounts	7

3.	Manager Advances and Member Loans	7
3.1	Manager Advances	7
3.2	Member Loans	8
3.3	Right and Priority of Repayment	8
3.4	Third-party Loans	8

4.	Cash Distributions to Members	8
4.1	Cash Distributions during Operations	9
4.2	Cash Distributions from Capital Transactions	9
4.3	Cash Distributions on Dissolution and Termination	10
4.4	No Return of Capital	10
4.5	Reserves	10

5.	Manager’s Fees or Other Compensation	10
5.1	Expense Reimbursement	10
5.2	Fees Paid to Manager and/or Third Parties	11

6.	Rights and Duties of Manager	12
6.1	Management	12
6.2	Number of Managers, Tenure, and Qualifications	12
6.3	Authority of the Manager	12
6.4	Employment of Affiliated or Unaffiliated Service Providers	13
6.5	Delegation of Duties	14
6.6	Consultation; Periodic Reports	14
6.7	Manager’s Reliance on Information Provided by Others	15
6.8	Fiduciary Duties of Manager	15
6.9	Limited Liability of the Members and the Manager	16
6.10	Indemnification of the Manager and the Members	16

Cardone Equity Fund V, LLC	ii	Operating Agreement

6.11	Liability Insurance	17
6.12	Manager Has No Exclusive Duty to Company	17
6.13	Parallel Funds, Special Purpose Entities and Co-Investment Opportunities	18

7.	Rights and Obligations of Members	19
7.1	Limitation of Liability	19
7.2	Company Debt Liability	19
7.3	Authority of the Members; Summary of Voting Rights	19
7.4	Participation	20
7.5	Deadlock	20

8.	Resignation or Removal of the Manager	20
8.1	Resignation	20
8.2	Removal Process; Notice to Perform	20
8.3	Reasons for Removal; Good Cause Defined	21
8.4	Removal Notice Requirements	21
8.5	Effect of Resignation or Removal on Manager’s Cash Distributions and Fees	22
8.6	Applicability of Internal Dispute Resolution Procedure	22
8.7	Vacancies	23

9.	Meetings of Members	23
9.1	Annual Meeting	23
9.2	Meetings	23
9.3	Place of Meetings	23
9.4	Notice of Meetings	23
9.5	Meeting of all Members	24
9.6	Record Date	24
9.7	Quorum	24
9.8	Manner of Acting	24
9.9	Proxies	24
9.10	Action by Members without a Meeting	24
9.11	Electronic Meetings	25
9.12	Waiver of Notice	25

10.	Fiscal Year, Books and Records, Bank Accounts, Tax Matters	25
10.1	Fiscal Year	25
10.2	Company Books and Records	25
10.3	Bank Accounts	26
10.4	Reports and Statements	26
10.5	Tax Matters	26

11.	Transfer; Additional and Substitute Members	27
11.1	Transfers	27
11.2	No Transfer to Minors	27
11.3	Costs	27
11.4	Assignees	28
11.5	Substitute Members	28
11.6	Bankruptcy or Incapacity of a Member	28
11.7	Effective Date of Transfer	29

12.	RESERVED	29

Cardone Equity Fund V, LLC	iii	Operating Agreement

13.	Internal Dispute Resolution Procedure	29
13.1	Notice of Disputes	29
13.2	Negotiation of Disputes	30
13.3	Mandatory Alternative Dispute Resolution	30
13.4	Mediation	31
13.5	Arbitration	31

14.	Dissolution and Termination of the Company	32
14.1	Dissolution	32
14.2	Termination of a Member Does Not Require Dissolution	33
14.3	Procedure for Winding-Up	33

15.	Miscellaneous Provisions	33
15.1	Notices	33
15.2	Amendments	34
15.3	Binding Effect	34
15.4	Construction	34
15.5	Time	34
15.6	Headings	34
15.7	Agreement Is Controlling	34
15.8	Severability	35
15.9	Incorporation by Reference	35
15.10	Additional Acts and Documents	35
15.11	Delaware Law	35
15.12	Counterpart Execution	35
15.13	Merger	35

Appendix A: Member Signature and Contact Page		A-1

Appendix B: Table 1, Class A Members		B-1

Appendix B: Table 2, Class B Members		B-2

Appendix C: Capital Accounts and Allocations		C-1

Appendix D: Definitions		D-1

Cardone Equity Fund V, LLC	iv	Operating Agreement

1. Formation, Name, Purposes

This Operating Agreement (Agreement) is made and entered into as of the date executed below by and among those Persons whose names and addresses are set forth in Appendix A hereto (the Members), being the Members of Cardone Equity Fund V, LLC, a Delaware manager-managed limited liability company (the Company or CEF V), and Cardone Capital, LLC (the Manager), each of whom represent and agree as follows:

1.1 Delaware Limited Liability Company

Each of the signatories to this Agreement shall be referenced herein as a “Member” and collectively, as the “Members” as defined in Appendix D hereof.

The Manager has formed a manager-managed Delaware limited liability company by executing and delivering the Certificate of Formation to the Delaware Secretary of State in accordance with the Delaware Limited Liability Company Act, as codified in the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq., as may be amended from time to time. The rights and liabilities of the Members shall be as provided in the Act except as may be modified in this Agreement.

The Members acknowledge that under the applicable provisions of the Act, the Company may be either “member-managed” or “manager-managed,” and that they have specifically, by their signatures hereof, elected to form a manager-managed Company. Accordingly, management of the affairs of the Company shall be vested in the Manager of the Company, as set forth in Article 6 hereof, subject to any provisions of this Agreement (e.g., Articles 7 or 8), or in the Act restricting, enlarging or modifying the rights and duties of the Manager or management procedures.

The Members shall immediately, and from time to time hereafter, execute all documents and do all filing, recording, and other acts as may be required to comply with the operation of the Company under the Act.

1.2 Name

The name of the Company is Cardone Equity Fund V, LLC, a Delaware limited liability company.

Cardone Equity Fund V, LLC	1	Operating Agreement

1.3 Place of Business

The name of the Company is Cardone Equity Fund V, LLC, a Delaware limited liability company. The Company’s principal place of business is:

Cardone Equity Fund V, LLC

Cardone Capital, LLC

18909 NE 29th Avenue

Aventura, FL 33180

Office: (310) 777-0255

Email: invest@Cardonecapital.com

or such other place as the Manager shall determine.

1.4 Manager

The initial Manager of the Company is Cardone Capital, LLC, a Delaware limited liability company.

The address where all correspondence for the Manager should be sent is:

Cardone Capital, LLC

18909 NE 29th Avenue

Aventura, FL 33180

Office: (310) 777-0255

Email: invest@Cardonecapital.com

1.5 Manager’s Compensation

The Manager or its members shall receive an allocation of Profits and Losses and a right to Distributions from the Company in accordance with Articles 4 and 5 hereof. Further, they shall be reimbursed for all out-of-pocket expenses incurred in connection with the organization and offering of the Company. However, the Manager will only request reimbursement once the Company has raised more than $1million and will limit such reimbursement to $100,000 should only $1million be raised.

1.6 Members

Each of the signatories to this Agreement shall be referenced herein as a “Member” and collectively, as the “Members” as defined in Appendix D hereof. The Members shall immediately, and from time to time hereafter, execute all documents and do all filing, recording, and other acts as may be required to comply with the operation of the Company under the Act.

Every Member will be required to complete, execute and return an original Signature Page of this Agreement, the form of which is attached hereto as Appendix A. The Manager will maintain an updated list of all Members as shown on Appendix B to this Agreement.

Cardone Equity Fund V, LLC	2	Operating Agreement

1.7 Nature of Members’ Interests

The Interests of the Members in the Company shall be personal property for all purposes. Legal title to all Company Assets shall be held in the name of the Company. Neither any Member or a successor, representative, or assignee of such Member, shall have any right, title or interest in the Company’s Assets or the right to partition any real property owned by the Company. Interests may, but are not required to, be evidenced by a certificate of Membership Interest or Receipt and Acknowledgment issued by the Company, in such form as the Manager may determine.

1.8 Intent to Be Treated as a Partnership

It is the intent of the Manager and the Members that the Company shall always be operated in a manner consistent with its treatment as a partnership for federal income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a partnership for purposes of section 303 of the Federal Bankruptcy Code. No Manager or Member shall take any action inconsistent with the express intent of the Members.

1.9 Nature of Business

This Company’s planned operations involves the purchase of real estate throughout the United States. The Company intends to focus its investment efforts on those properties that are income producing; in other words, those properties that will produce positive cash flow immediately upon, or soon after, acquisition. It is expected that the Company will focus on Class A and B multifamily properties, but may also consider commercial real estate assets such as self-storage, warehouse and industrial, office, and retail properties. The Company intends on holding the investments in the properties for seven (7) to ten (10) years. During this period, the properties will be managed so that annual cash flow increases which will increase the exit value of the investment property. Notwithstanding the foregoing, subject to unanimous approval of the Members, the Company may engage in any lawful business activity in which a Delaware limited liability company may engage, except that the Company shall not engage in the trust company business or the business of banking or insurance.

The Company intends on purchasing interests in Special Purpose Entities (SPEs) as defined in Article 6.13.2.

1.10 Objectives

The Manager intends to accomplish the following objectives for the Members:

•	Provide Members with real estate investment opportunities.

•	Provide Members with limited liability.

•	Provide Distributable Cash for the Members.

•	Provide for self-liquidation of the investment.

•	Allow the Class A Members minimal involvement in real estate management.

•	Keep Members apprised of Company affairs.

Cardone Equity Fund V, LLC	3	Operating Agreement

1.11 Term

The Company commenced operations upon the filing of its Certificate of Formation and shall operate until such time the Company disposes of all Properties (expected to be approximately 10 years) unless sooner terminated under the provisions of Article 14 hereof.

1.12 Registered Agent

The Company’s initial office and initial registered agent are provided in its Certificate of Formation. The Manager may change the registered agent (or such agent’s address) from time to time by causing the filing of the new address and/or name of the new registered agent in accordance with the Act. However, the Company shall, at all times maintain a registered agent in the State of Delaware who shall be authorized to accept service on behalf of the Company.

2. Capitalization of the Company

2.1 Member Classes

There are two (2) classes of Members, Class A and Class B. The Manager shall record the name and address of each of the Members in Appendix B to this Agreement. Member classes shall be allocated as provided below:

2.1.1 Class A Members

Investors who contribute capital to the Company through Contributions of cash in exchange for the purchase of Class A Interests issued by the Company shall become Class A Members of the Company, once admitted by the Manager.

The Class A Members shall share, pro rata, in accordance with their Capital Contributions, sixty-five (65%) percent of the total Interests in the Company.

The minimum investment amount required of a Class A Investor is Ten Thousand Dollars ($10,000) or Ten (10) Interests, however, the Manager reserves the right to accept less than the minimum investment amount from a single Class A Investor in order to achieve the maximum dollar amount of Interests to the Class A Investors, if less than the minimum investment amount required of each Class A Investor is needed to do so.

2.1.2 Class B Members

The Manager (or its members and/or their Affiliates) will retain ownership of thirty-five percent (35%) of the Interests in the Company as a carried interest. The Class B Interests shall be subordinate to the Class A Interests. The issuance of Class B Interests is irrevocable even if CARDONE CAPITAL, LLC is removed or resigns as the Manager of the Company. Class B Interest will be issued as founders’ interests, at formation, without consideration.

The Manager reserves the right to allow the Class B Members (or their members or Affiliates) to sell, grant, transfer, or convey a minority of the Class B Interests to others without permission of the Class A Members as long as doing so does not: a) dilute the Interests or percentage returns to the Class A Members, or b) allow any other Class B Member to exert management control over the Manager.

Cardone Equity Fund V, LLC	4	Operating Agreement

CARDONE CAPITAL, LLC, its Affiliates or members (and/or their affiliates) may purchase Class A Interests at such value as may be established from time to time on transfer of a Class A Member’s Interest per Articles 11 or 12 of this Agreement), but they may be allowed to invest less than the minimum investment amount required of other Class A Members, at the Manager’s sole discretion.

2.2 Percentage Interests

The Manager shall list the number of Interests purchased and/or the dollar amount of each Member’s Capital Contribution and Percentage Interests in Appendix B. Percentage Interests of the Members will be calculated in relation to the total Interests. The Class A Members shall share in 65% of the total Interests.

2.3 Capital Calls; Default of Member

Although the Manager intends to raise sufficient money from Investors in order to purchase investments in SPE’s that hold real estate and manage those Properties, it is possible that the Manager may make a capital call in order to raise Additional Capital Contributions with which to achieve the Company’s objectives and policies as outlined in the Memorandum.

2.3.1 Additional Capital Contributions.

Capital Contributions, (“Additional Capital Contributions”) as the Manager may determine, but in no event shall the aggregate amount of such Additional Capital Contributions exceed ten percent (10%) of the amount of such Member’s initial Capital Contribution set forth on the Member’s Schedule. Any such Additional Capital Contributions shall be made by the Members pro rata in proportion to their Units. If any Additional Capital Contributions shall be required, the Company shall deliver to the Members a written notice (a “Capital Contribution Notice”) of the need for Additional Capital Contributions, which Capital Contribution Notice shall specify in reasonable detail (i) the aggregate amount of such Additional Capital Contributions, (ii) such Member’s share of such aggregate amount of Additional Capital Contributions, and (iii) the date (which date shall not be less than five (5) Business Days following the date that such Capital Contribution Notice is given) on which such Additional Capital Contributions shall be required to be contributed to the Company. Upon each Member making its Additional Capital Contribution required pursuant to this Article, each Member’s Capital Account shall be increased by an amount equal to such Member’s Additional Capital Contribution and no additional Units shall be issued by the Company.

Cardone Equity Fund V, LLC	5	Operating Agreement

2.3.2 Timely Contributions.

If any Member shall fail to timely make, or notifies the Company in writing that it shall not make, all or any portion of any Additional Capital Contribution which such Member is obligated to make under this Article, then such Member shall be deemed to be a “Defaulting Member” and any such amount that a Defaulting Member fails to contribute, an “Unfunded Amount”. The contributing Members (each a “Non-Defaulting Member”) shall be entitled, but not obligated, to loan to the Defaulting Member (each such loan, a “Contribution Default Loan”) without any further action of the Defaulting Member, by contributing to the Company on the Defaulting Member’s behalf, all or any part of the Unfunded Amount, provided, that such Non-Defaulting Member shall have contributed to the Company its pro rata share of the applicable Additional Capital Contribution, and provided, further, that if more than one Non-Defaulting Member elects to make a Contribution Default Loan, the amount of the Contribution Default Loan contributed by each Non-Defaulting Member shall be pro rata based on the number of Units of such Non-Defaulting Members, unless otherwise agreed upon among themselves in which case all relevant terms of this Article 2.3.2 shall be modified mutatis mutandis. Each Contribution Default Loan shall bear interest (compounded quarterly on the first day of each calendar quarter) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of (i) fifteen percent (15.0%) per annum or (ii) the maximum rate permitted by applicable law.

2.3.3 Contribution Default Loans

Each Contribution Default Loan shall be recourse solely to the Defaulting Member’s Units. Contribution Default Loans (i) shall be repaid out of the Distributions that would otherwise be made to the Defaulting Member pursuant to this Agreement, and (ii) shall be deemed paid and applied on behalf of such Defaulting Member (A) first, to accrued and unpaid interest on all Contribution Default Loans (in the order of their original maturity date), (B) second, to the principal amount of such Contribution Default Loans (in the order of their original maturity date) and (C) third, to any Additional Capital Contribution of such Defaulting Member that has not been paid and is not deemed to have been paid. So long as a Contribution Default Loan is outstanding, the Defaulting Member shall have the right, at any time, to repay the Contribution Default Loan (and all accrued interest thereon) in whole or in part and without penalty. Upon the repayment in full of all Contribution Default Loans (but not upon their conversion as provided in this Article made in respect of a Defaulting Member (and so long as the Defaulting Member is not otherwise a Defaulting Member), such Defaulting Member shall cease to be a Defaulting Member.

2.3.4 Cram-Down Contribution

At any time after the date that is ninety (90) days after the date a Contribution Default Loan is made, at the option of the applicable Non-Defaulting Member, (i) such Contribution Default Loan shall be converted into an Additional Capital Contribution of such Non-Defaulting Member in an amount equal to the principal and unpaid interest on such Contribution Default Loan, and (ii) such amount shall be deemed contributed by the Non-Defaulting Member as an Additional Capital Contribution (a “Cram-Down Contribution”) and such Non-Defaulting Member’s Capital Account shall be increased by such amount. A Cram-Down Contribution shall be deemed an Additional Capital Contribution by the Non-Defaulting Member making (or deemed making) such Cram-Down Contribution as of the date such Cram-Down Contribution is made or the date on which such Contribution Default Loan is converted to a Cram-Down Contribution.

Cardone Equity Fund V, LLC	6	Operating Agreement

2.3.5 Defaulting Member Cram Down

At the time of a Cram-Down Contribution, (i) the number of Class A Units held by the Defaulting Member shall be automatically reduced by such number of Units that bears the same ratio to the number of Class A Units held by the Defaulting Member as the Cram-Down Contribution bears to the aggregate amount of Capital Contributions made by the Defaulting Member throughout the term of the Company determined as of the date the Cram-Down Contribution is made but prior to the Cram-Down Contribution (such number of Class A Units, the “Cram-Down Units”), and (ii) the number of Class A Units held by a Non-Defaulting Member who made a Cram-Down Contribution shall be correspondingly increased by an amount equal to the Cram-Down Units and the additional Units resulting from such increase shall be Class A Units.

2.3.6 Sole Rights and Remedies.

The rights and remedies of the Company and the Members pursuant to this Article are the exclusive rights and remedies, whether at law or in equity, against any Defaulting Member for the failure to make any Additional Capital Contributions.

2.4 Time of Capital Contributions; Withdrawal Not Permitted

Member Capital Contributions shall be made in full on admission to the Company. No portion of the capital of the Company may be withdrawn until dissolution of the Company, except as otherwise expressly provided in this Agreement.

2.5 Capital Accounts

An individual Capital Account shall be maintained for each Member in accordance with Treasury Regulation section 1.704-1(b)(2)(iv) and as further described in the attached Appendix C. Calculation of Member Percentage Interests will be determined on close of the offering to new Investors, and shall be calculated as described in Article 2.2 hereof.

3. Manager Advances and Member Loans

If required to protect or preserve the Company’s assets, the Manager has the sole discretion to apply other available Company funds to pay any Company obligations. However, if sufficient Company funds are not available, the Manager or one or more Members may loan funds to the Company subject to the following provisions:

3.1 Manager Advances

The Manager may, but is not required, to loan its own funds or defer reimbursement of its out-of-pocket expenses as an Advance. The Company shall reimburse the Manager for any such Advance from the date of the loan or deferral as soon as is practical together with the simple annualized interest at six percent (6%). Interest on Manager Advances shall be an expense of the Company when paid and shall accrue from the date of inception for a Manager loan, or from the date reimbursement was due for any Advance related to a deferred reimbursement. Such interest is charged at the Manager’s discretion. Loans for property acquisitions shall not be defined as a Manager Advance under this section and shall be under a separate agreement.

Cardone Equity Fund V, LLC	7	Operating Agreement

3.2 Member Loans

Alternatively, the Manager may obtain a loan from one or more Members as and when necessary to continue the business of the Company, which shall earn six percent (6%) per annum Interest from the date of inception.

3.3 Right and Priority of Repayment

Principal and interest payments for a Manager Advance or Member Loan will be paid as an expense of the Company as soon as sufficient Company funds are available, or held for longer in order to build up Company reserves, at the Manager’s sole discretion. A Manager or Member that makes a loan to the Company shall be deemed an unsecured creditor of the Company for the purpose of determining its right and priority of repayment of interest and principal of such Advance or Loan, and repayment of the Principal will be paid in the order the Advance or Loan was made.

3.4 Third-party Loans

In the event of a failed capital call, or the unavailability of a Manager Advance or Member Loan, the Manager may obtain a loan and/or credit from one or more third parties as it deems appropriate to further the business objectives of the Company. Such loan shall be made to the Company on such terms as the Manager deems reasonable and appropriate after taking into account the urgency and need for the funds.

4. Cash Distributions to Members

The Members may receive Distributable Cash from the Company as authorized in the Agreement. In general, the Manager intends to operate the Company in such a manner as to generate Distributable Cash it can share with the Members.

Distributable Cash shall be determined in the sole discretion of the Manager after withholding sufficient Working Capital and Reserves. Distributions to Class A Members, when made, will be allocated among them in proportion to their Percentage Interests in the Class A Interests.

Distributable Cash, if any, will be distributed until expended, in the order described in Articles 4.1, 4.2, and 4.3 below, depending on the phase of operation of the Company. Distributions will be evaluated on a monthly basis, although the Manager anticipates that there may not be any Distributions until approximately three (3) to six (6) months after investing activities have commenced at the discretion of the Manager.

Distributions described below shall be prorated for each Member in accordance with the time they have been a Member of the Company. Membership begins on the day which the Member’s Subscription Agreement has been accepted by the Company. “Subscription Agreement” is the agreement between the Company and the Member whereby the Member agrees to the terms of the Subscription Agreement and has tendered his/her/its Capital Contribution in order to purchase Class A Interests in the Company.

Cardone Equity Fund V, LLC	8	Operating Agreement

4.1 Cash Distributions during Operations

Distributable Cash, if any, derived from operation of the Company will be evaluated on a monthly basis, and disbursed as provided below until expended.

•	Class A Members shall receive a total of sixty-five percent (65%) of the Distributable Cash.

•	Class B Members shall receive thirty-five percent (35%) of any Distributable Cash.

4.2 Cash Distributions from Capital Transactions

Distributable Cash, if any, from a “Capital Transaction” such as a refinance or disposition of a Property, will be distributed as provided below until expended:

On refinance of a Property:

•	First, to the Class A Members until they have received a return of one hundred percent (100%) of their Capital Contributions; then

•	Class A Members shall receive a total of sixty-five percent (65%) of the Distributable Cash, and

•	Class B Members shall receive thirty-five percent (35%) of any Distributable Cash.

On disposition of a Property:

•	First, to the Class A Members until they have received a return of one hundred percent (100%) of their Capital Contributions ; then

•	Class A Members shall receive a total of sixty-five percent (65%) of the Distributable Cash and

•	Class B Members shall receive thirty-five percent (35%) of any Distributable Cash.

For the purposes of Cash Distribution calculations only, all Distributions from Capital Transactions such as a refinance, will be treated as a return of capital until the Class A Members have received one hundred percent (100%) of their initial Capital Contributions, after which any further returns will be a return on investment.

Cardone Equity Fund V, LLC	9	Operating Agreement

4.3 Cash Distributions on Dissolution and Termination

The Company shall be dissolved on the disposition of the Properties. Upon dissolution of the Company, all property (Assets) of the Company (including any Distributable Cash) will be distributed as described below:

Upon dissolution of the Company, the Assets of the Company will be distributed as described below:

•	First, to pay the creditors of the Company, including the Manager, a Member, or a third-party who has loaned or advanced money to the Company or has deferred any reimbursements or Fees;

•	Second, to establish Reserves against anticipated or unanticipated Company liabilities; and

•	Third, to the Members as described in Article 4.2.

4.4 No Return of Capital.

The payments made pursuant to Article 4.1, shall not be deemed a return of any portion of a Member’s Capital Contributions for the purpose of calculation distributions under Article 4.2.

4.5 Reserves

Notwithstanding anything contained in the Agreement to the contrary, the Manager, in the Manager’s sole and absolute discretion, may use all or a portion of the Company’s Distributable Cash to establish and fund a discretionary reserve(s) from time to time and in such amounts to be determined in the Manager’s sole and reasonable discretion taking into account such factors as anticipated current and future cash requirements of the Company. Said reserve(s) may be used to pay some or all of the distributions, whether accrued or current, specified in this Article.

5. Manager’s Fees or Other Compensation

5.1 Expense Reimbursement

In addition to the Cash Distributions described in Article 4, the Manager, its members or their Affiliates may earn additional compensation in the form of Fees, commissions, reimbursements, interest or other compensation as further described in the Table in 5.2 below. Such compensation will be paid as an expense of the Company prior to determining Distributable Cash. Manager’s Fees are authorized in Article 5.2 of this Agreement.

The Manager reserves the right to defer collection of any compensation from the time it is earned until sufficient cash is available, without forfeiting any right to collect, although the Manager may earn interest on any deferred compensation at the discretion of the Manager. The maximum amount of compensation the Manager may receive cannot be determined at this time.

Cardone Equity Fund V, LLC	10	Operating Agreement

5.2 Fees Paid to Manager and/or Third Parties

The Manager and/or third parties may earn Fees for services they provide on behalf of the Company as further described below. All Fees will be paid as an expense of the Company prior to determining Distributable Cash (as described in Article 4 above).

Phase of Operation	Basis for Fee	Amount of Fee

Acquisition Fee	Fees charged to the Company as Properties are acquired	1.0% of the purchase price of the individual property. These fees are difficult to determine at this time.

Disposition Fee	Fees charged to the Company as Properties are disposed of	1.0% of the sales price of the individual property. These fees are difficult to determine at this time.

Asset Management Fee	Fees charged to the Company for management of its investments	1.0% of the total amount of the Capital Account Balances of all the Class A Members, annualized, paid monthly. The total amount of fees that the Manager may receive cannot be determined at this time.

Carried Interest	Class B Interest	35% profits interest and 35% of Distributable Cash.

Cardone Equity Fund V, LLC	11	Operating Agreement

6. Rights and Duties of Manager

6.1 Management

The Manager shall manage all business and affairs of the Company. The Manager shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company.

6.2 Number of Managers, Tenure, and Qualifications

CARDONE CAPITAL, LLC shall be the initial Manager of the Company. The Manager shall hold office until a successor shall have been elected and qualified. Successor Manager(s) need not be a Member of the Company or residents of the State of Delaware.

6.3 Authority of the Manager

Except to the extent that such authority and rights have been reserved for the Members elsewhere in this Agreement, the Manager shall have the obligation and the exclusive right to manage the day-to-day activities of the Company including, but not limited to performance of the following activities. The Manager may:

•	Capitalize the Company via the sale of Units or Interests in the Company as described in Article 2 hereof;

•	Acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the business of the Company;

•	Borrow money and issuing of evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company; including the right (but not the obligation) to personally and voluntarily guarantee such obligations;

•	Open, maintain and close, as appropriate, all Company bank accounts and (subject to any limitations set forth herein) drawing checks and other instruments for the payment of funds associated with acquisition or maintenance of a Property;

•	Make all decisions relating to the investing activity of the Company and management of Properties and all portions thereof;

•	Employ such agents, employees, general contractors, independent contractors and attorneys as may be reasonably necessary to carry out the purposes of this Agreement;

•	Obtain, negotiate and execute all documents and/or contracts necessary or appropriate to accomplish any improvement of a Property or any portions thereof;

•	Establish a reasonable Reserve fund for operation of the Company and potential future or contingent Company liabilities;

Cardone Equity Fund V, LLC	12	Operating Agreement

•	Pay, collect, compromise, arbitrate or otherwise adjust any and all claims or demands of or against the Company to the extent that any settlement of a claim does not exceed available insurance proceeds;

•	Execute and deliver bonds and/or conveyances in the name of the Company provided same are done in the ordinary course of the Company’s business;

•	Engage in any kind of legal activity and perform and carry out contracts of any kind necessary or incidental to, or in connection with the operation of the Company; and

•	Make an annual calculation of the Estimated Market Value of the Company and report it to the Members using any commercially acceptable method for doing so.

•	Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Articles 1.9 and 1.10 hereof.

•	File a lawsuit on behalf of the Company or confess a judgment against the Company in an amount in excess of insurance proceeds.

•	Knowingly perform any act that would subject any Members to liability as a general partner in any jurisdiction.

•	Cause the Company to voluntarily take any action that would cause a bankruptcy of the Company.

•	Issue, create or authorize for issuance any equity securities (including Units, securities convertible into or exchangeable for any Units in other equity securities and equity securities issued in connection with any debt securities), with rights or preferences as to Distributions senior to the existing and outstanding Units, or reclassify any existing securities into equity securities with rights or preferences as to Distributions senior to the existing and outstanding Units, by means of amendment to this Agreement or by merger, consolidation, operation of law or otherwise, except as described in Article 2.3 pursuant to a defaulting Member.

•	Change the tax status of the Company or take any action inconsistent with Article 1.8 hereof and Section 3.2 of Appendix C hereto.

•	Alter the Percentage Interests applicable to the Units, other than as described in Article 2.2 hereof.

6.4 Employment of Affiliated or Unaffiliated Service Providers

The Company may employ Affiliated or unaffiliated service providers, including, but not limited to real estate brokers, Property Managers, engineers, contractors, architects, title or escrow companies, attorneys, accountants, bookkeepers, property inspectors, etc., as necessary to facilitate the acquisition, management, and sale of a Property.

Cardone Equity Fund V, LLC	13	Operating Agreement

6.5 Delegation of Duties

The Manager shall have the right to perform or exercise any of its rights or duties under this Agreement through delegation to or contract with Affiliated or unaffiliated service providers, agents, or employees of the Manager, provided that all contracts with Affiliated Persons are on terms at least as favorable to the Company as could be obtained through arms-length negotiations with unrelated third parties; and further provided that the Manager shall remain primarily responsible for the active supervision of such delegated work.

6.6 Consultation; Periodic Reports

•

The Company shall engage an independent certified public accountant or accounting firm, in the discretion of the Manager, to audit the Company’s financial statements as of the end of each fiscal year. As soon as practicable after the end of such fiscal year, but in no event later than 120 days after the end of such fiscal year, the Manager shall provide to each Member: audited financial statements of the Company as of the end of and for such fiscal year, including a Statement of Assets, Liabilities, and Members’ Equity and statement of operations, together with the report thereon of the Company’s independent certified public accountant or accounting firm, and

•	a statement of Properties of the Company, including the cost of such Properties.

Within 90 days, the Manager shall provide the following to the Members:

•

a Schedule K-1 for such Member with respect to such fiscal year, prepared in accordance with the Internal Revenue Code (‘IRS Code’), together with corresponding forms for state income tax purposes, setting forth such Member’s distributive share of Company items of Profit or Loss for such fiscal year and the amount of such Member’s Capital Account at the end of such fiscal year, and

•

such other financial information and documents respecting the Company and its business as the Manager deems appropriate, or as a Member may reasonably require and request in writing, to enable such Member to prepare its federal and state income tax returns.

As soon as practicable after the end of each semi-annual period, but in no event later than 90 days following the end of each such period, the Manager shall prepare and e-mail, mail or make available on its secure website, to each Member

•	the Company’s unaudited financial statements as of the end of such fiscal semi-annual and for the portion of the fiscal year then ended,

•	a statement of the properties of the Company, including the cost of all properties, and

•

a report reviewing the Company’s activities and business strategies for such period. The Manager shall cause the Company reports to be prepared in accordance with Generally Accepted Accounting Principles (“GAAP’).

Cardone Equity Fund V, LLC	14	Operating Agreement

6.7 Manager’s Reliance on Information Provided by Others

Unless the Manager has knowledge concerning the matter in question that makes reliance by the Manager unwarranted, the Manager is entitled to rely on information, opinions, reports, or statements, including but not limited to financial statements or other financial data, if prepared or presented by:

•	One or more Members, Managers, employees, or contractors of the Company whom the Manager reasonably believes to be reliable and competent in the matter presented;

•	Legal counsel, accountants, or other Persons as to matters the Manager reasonably believes are within the Person's professional or expert competence; or

•	A committee of members or managers of which he or she is not a member if the Manager reasonably believes the committee merits confidence.

6.8 Fiduciary Duties of Manager

The fiduciary duties the Manager owes to the Company and the other Members include only the duty of care, the duty of disclosure and the duty of loyalty, as set forth below. A Member has a right to expect that the Manager will do the following:

•	Use its best efforts when acting on the Company’s behalf,

•	Not act in any manner adverse or contrary to the Company or a Member’s interests,

•	Not act on its own behalf in relation to its own interests unless doing so is in the best interests of the Company and is fair and reasonable under the circumstances, and

•	Exercise all of the skill, care, and due diligence at its disposal.

In addition, the Manager is required to make truthful and complete disclosures so that the Members can make informed decisions. The Manager is forbidden to obtain an advantage at the expense of any of the Members, without prior disclosure to the Company and the Members.

6.8.1 Duty of Care and the ‘Business Judgment Rule

Just as officers and directors of corporations owe a duty to their shareholders, the Manager is required to perform its duties with the care, skill, diligence, and prudence of like Persons in like positions. The Manager will be required to make decisions employing the diligence, care, and skill an ordinary prudent Person would exercise in the management of their own affairs. The ‘business judgment rule’ should be the standard applied when determining what constitutes care, skill, diligence, and prudence of like Persons in like positions.

6.8.2 Duty of Disclosure

The Manager has an affirmative duty to disclose material facts to the Members. Information is considered material if there is a substantial likelihood that a reasonable Investor would consider it important in making an investment decision. The Manager must not make any untrue statements to the Members and must not omit disclosing any material facts to the Members.

Cardone Equity Fund V, LLC	15	Operating Agreement

The Manager has a further duty to disclose conflicts of interest that may exist between the interests of the Manager and its Affiliates and the interests of the Company or any of the individual Members.

6.8.3 Duty of Loyalty

The Manager has a duty to refrain from competing with the Company in the conduct of the Company’s business prior to the dissolution of the Company, except that the Members understand and acknowledge that the Manager has other interests in similar properties and companies that may compete for its time and resources, which shall not be considered a violation of this duty.

6.9 Limited Liability of the Members and the Manager

No Person who is a Member, Manager, or officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member, Manager, or officer of the Company, unless such Member, Manager or officer expressly agrees to be obligated personally for any or all of the debts, obligations, and liabilities of the Company (e.g., such as a loan guarantor, etc.).

6.10 Indemnification of the Manager and the Members

The Manager or a Member shall not be subject to any liability to the Company for the doing of any act or the failure to do any act authorized herein, provided it was performed in good faith to promote the best interests of the Company, including any liability, without limitation, of any Manager, Member, officer, employee, or agent of the Company, against judgments, settlements, penalties, fines, or expenses of any kind (including attorneys’ fees and costs) incurred as a result of acting in that capacity.

Nothing in this section shall be construed to affect the liability of a Member of the Company (1) to third parties for the Member's participation in tortious conduct, or (2) pursuant to the terms of a written guarantee or other contractual obligation entered into by the Member (such as a loan guarantee, etc.).

6.10.1 Indemnity of the Manager

The Manager (including its members, officers, employees, and agents) is specifically excluded from personal liability for any acts related to the Company, whether they relate to internal disputes with Members, external disputes with third parties or regulatory agencies, etc., except for cases where a finding is made by a court of law or arbitrator that the Manager engaged in:

•	Intentional misconduct including, but not limited to, a knowing violation of the law; or

•	For liabilities arising under violation of the Securities Act of 1933, any regulations promulgated thereto, or any state securities laws (as such indemnification is against public policy per the SEC).

Cardone Equity Fund V, LLC	16	Operating Agreement

Except for these exclusions, the Company shall indemnify and hold harmless the Manager from and against any and all loss, cost, liability, expense, damage or judgment of whatsoever nature to or from any Person or entity, including payment for the Manager’s defense (including reasonable attorney’s fees and costs) arising from or in any way connected with the conduct of the business of the Company. See also Article 13.3.4 regarding attorneys’ fees and costs related to internal disputes.

Further, each Member shall indemnify and hold harmless the Manager, its officers, shareholders, directors, employees and agents from and against any and all loss, cost, liability, expense, damage or judgment of whatsoever nature to or from any Person or entity, including reasonable Attorney’s fees, arising from or in any way connected with any liability arising from that Member’s misrepresentation(s) that it met the Suitability Standards established by the Manager for Membership in the Company prior to its admission as a Member.

6.11 Liability Insurance

The Company may, at the Manager’s discretion, and as a Company expense, purchase and maintain insurance on behalf of the Company, the Manager, a Member, or employee(s) of the Company against any liability asserted against and incurred by the Company, the Manager, a Member, or employee in any capacity relating to or arising out of the Company’s, Member's, Manager's, or employee's status as such. Such insurance may be in the form of Directors and Officers Insurance, Key Man Insurance, Employer’s Liability Insurance, General Business Liability Insurance, and/or any other applicable insurance policy.

6.12 Manager Has No Exclusive Duty to Company

The Manager shall not be required to manage the Company as its sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such investments or activities of the Manager or to the income or proceeds derived therefrom.

Cardone Equity Fund V, LLC	17	Operating Agreement

6.13 Parallel Funds, Special Purpose Entities and Co-Investment Opportunities.

6.13.1 Parallel Funds

The Manager may, in its discretion and to the extent permitted by applicable law, create or sponsor partnerships or other vehicles that will be formed for participating pro rata and pari passu in the portfolio companies of the Company. ("Parallel Fund"). The Parallel Fund may consist of certain investors who for a variety of reasons may not wish to participate in the investments through the Company. Any costs associated with the formation and administration of a Parallel Fund will be paid by the investors in the Parallel Fund. It is the intention of the Manager that the Manager of the Company will also act as the Manager of the Parallel Fund; provided, however, if such an arrangement were to become prohibited or result in a conflict of interest, a separate Manager will be established. The Parallel Fund will contain the similar economic terms, rights, restrictions and obligations for its investors as are applicable to Investors in the Company. Like the restrictions on transfer of Interests in the Company, investors in the Parallel Fund will not have the right to transfer their interest in the Parallel Fund without the consent of the Manager, except in certain limited circumstances to permitted transferees. No Parallel Fund shall at any time sell, exchange, transfer or otherwise dispose of an interest in a portfolio company that was acquired as a co-investment with the Company unless (i) the Company and the Parallel Fund sell, exchange, transfer or otherwise dispose of, at substantially the same time, their interest in such portfolio company, and the aggregate amount of such interest sold, exchanged, transferred or otherwise disposed of by the Company and the Parallel Fund is allocated among the Company and the Parallel Fund pro rata in proportion to the aggregate amounts respectively invested by the Company and the Parallel Fund on such portfolio company; and (ii) the terms of such rate, exchange, transfer or other disposition, except to the extent necessary to address regulatory or other legal considerations, are substantially the same as those applicable to such rate, exchange, transfer or other disposition by the Company at such time.

6.13.2 Special Purpose Entities (SPEs)

Where the Manager deems it appropriate, the Company may use special purpose entities as subsidiaries, including corporations, limited liability companies and limited partnerships to make and hold investments. The Manager may also cause the Company to invest through corporations, limited liability companies, limited partnerships, joint ventures (both with third parties and affiliates of the Manager), or other arrangements in which the Company has an economic interest and where such arrangements are reasonably expected to preserve in all material respects the overall economic relationship of the Members.

6.13.3 Co-investment

To the extent that the Manager determines that any Company investment requires co-investment by third parties, the Manager may offer, but is not required to offer, to the Manager and all Members the opportunity to co-invest on a side-by side basis with the Company and the Parallel Fund in such investment. The Manager shall have the right, in its sole discretion, to accept all, none or any portion of such Member's’ capital for such co-investment opportunity and may offer all or any portion of such co-investment opportunity to any third parties, and the terms offered to such third parties may be different than the co-investment terms offered to electing Members.

With regard to any co-investment comprised of electing Members, the Manager, in its discretion, shall be entitled to receive from the participating Members: (i) an asset management fee computed in the same manner as the Asset Management Fee and (ii) a carried interest computed in the same manner as that of the Company. The Company and the co-investing Members will participate in the distributions from each co-investment pari passu in proportion to the relative capital invested by the Company and each of them in the co-investment.

Cardone Equity Fund V, LLC	18	Operating Agreement

7. Rights and Obligations of Members

7.1 Limitation of Liability

Each Member’s liability shall be limited to the extent allowable by the Act and other applicable law. The debts, obligations and liabilities of the Company, whether arising from contract, tort or otherwise, shall be solely the debts obligations and liabilities of the Company. No Member or Manager shall be obligated personally for such debt, obligation, or liability of the Company, solely by reason of being a Member of the Company.

7.2 Company Debt Liability

A Member will not be personally liable for any debts or Losses of the Company beyond the Member’s respective Capital Contributions, except as otherwise required by law or any personal guarantees or financing requirements. Depending on lender requirements, some or all of the Members may be required to sign personal guarantees for financing of a Property and may be requested to provide financial documentation of their individual financial condition to the institutional lender. For instance, many institutional lenders require Investors owning more than twenty percent (20%) of the Interests to be underwritten during the loan approval process and to execute loan documents. Members’ Obligation of Good Faith and Fair Dealing

Each Member (and the Manager) shall discharge their duties to the Company and exercise any rights consistently with the contractual obligation of good faith and fair dealing.

7.3 Authority of the Members; Summary of Voting Rights

Pursuant to this Agreement, the Manager has absolute powers to operate the business of the Company. The Members have authority to vote only on the specific decisions authorized in various provisions of this Agreement, and summarized below.

7.3.1 Votes Requiring Unanimous Approval of All Members

Unanimous consent of all Members is required for any of the following matters:

•	To authorize an act that is not in the ordinary course of the business of the Company; and

•	To amend the Certificate of Formation or make substantive amendments to this Agreement (per Article 15.2).

Cardone Equity Fund V, LLC	19	Operating Agreement

7.3.2 Votes Requiring Approval of 75% of the All Members’ Interests other than the Manager

Consent of the Members holding the seventy five percent (75%) of the Class A and Class B Interests (other than the Manager) must affirmatively vote to approve any of the following actions:

•	To issue a Notice to Perform to the Manager (see Article 8.2); and

•	To remove the Manager for Good Cause (see Article 8.3).

7.3.3 Votes Requiring Approval of a Majority of Interests of all Members

A vote of a Majority of Interests of all Members is required to:

•	Fill a vacancy after the Manager has resigned or been removed (see Article 8.7);

•	Admit an Additional Member to the Company from the sale of Additional Units (per Article 11 hereof); and

•	Appoint a new “partnership representative” (per Appendix C, Section 5).

7.4 Participation

Except as otherwise set forth herein, the Members shall not participate in the day-to-day management of the business of the Company.

7.5 Deadlock

Unless otherwise expressly set forth herein, in the event the Members are unable to reach agreement on or make a decision with respect to any matter on which the Members are entitled to vote, the matter shall be subject to the Internal Dispute Resolution Procedure described in Article 13 hereof.

8. Resignation or Removal of the Manager

8.1 Resignation

The Manager of the Company may resign at any time by giving written notice to the Members. However, this may require approval of a lender if any loan was conditioned on the qualifications of the Manager. The resignation of the Manager shall take effect sixty (60) days after receipt of notice thereof or at such other time as shall be specified in such notice, or otherwise agreed between the Manager and Members. The acceptance of such resignation shall not be necessary to make it effective.

8.2 Removal Process; Notice to Perform

Prior to initiating a removal action per this Article for Good Cause, all Class A and Class B Members (other than the Manager who collectively own seventy five percent (75%) or more of the Interests (the requisite Interests)) shall issue a Notice to Perform to the Manager in accordance with the notice provision in Article 15.1 hereof. The Notice to Perform shall describe the matters of concern to the Members and shall give the Manager up to sixty (60) days to correct the matter of concern to the satisfaction of the voting Members. If the Manager fails to respond to the concerns or demands contained in such Notice to Perform then;

Cardone Equity Fund V, LLC	20	Operating Agreement

The Manager may be immediately removed, temporarily or permanently, for “Good Cause” determined by: (a) a vote of the requisite Members described above, or (b) by an arbitrator or judge per Article 13.5.4. Note, however, that removal of the Manager may require approval of a lender or substitution of a loan guarantor if any loan was conditioned on the qualifications of the Manager.

8.3 Reasons for Removal; Good Cause Defined

The previous Manager must serve until a new Manager is hired or elected. The Class A Members hereby agree that any right of removal shall be exercised only in good faith. “Good Cause” shall include only the following, as determined by a vote of the requisite Interests described in Article 8.2 above:

•	Any of the acts described in Article 6.10 hereof;

•	A breach of a Manager’s duties or authority hereunder;

•	Willful or wanton misconduct;

•	Fraud;

•	Bad faith;

•

Disappearance wherein the Manager (or each of the members of the Manager) fails to return phone calls and/or written correspondence (including email) for more than thirty days (30) without prior notice of an anticipated absence, or failure to provide the Members with new contact information;

•	Issuance of a legal charging order and/or judgment by any judgment creditor against the Manager’s Interest in Cash Distributions or Fees from the Company;

•	A finding by a court of law or arbitrator that the Manager committed any of the acts described in Article 6.10, for which the Manager is specifically not indemnified by the Company; or

•	The Manager becomes subject to a "disqualifying event" at any time during operation of the Company.

8.4 Removal Notice Requirements

Notice of the Manager’s removal shall be provided in a Removal Notice, duly executed by the requisite Interests (per Article 8.2). The Removal Notice shall be sent via express or overnight delivery to the removed Manager’s record place of business. The Removal Notice shall designate the newly appointed manager who shall succeed the removed Manager, and/or a Member to whom the removed Manager must convey all documents and things necessary to continue management of the Company.

Cardone Equity Fund V, LLC	21	Operating Agreement

Within fifteen (15) business days of such Removal Notice, or such reasonable extension as the removed Manager shall request (which shall in no case exceed thirty (30) calendar days), the removed Manager shall voluntarily surrender all documents, books, records, bank accounts, and other items (Documents and Other Items) related to management of the Company to the newly appointed Manager or designated Member. If the removed Manager fails to voluntarily comply with this Article, the Company may seek reimbursement for any costs associated with obtaining such Documents and Other Items from the removed Manager or re-creating them, by deducting the costs, including attorney’s fees and other necessary costs of collection (on production of receipts therefore) or forensic reconstruction, from any Distributable Cash or Fees the removed Manager may otherwise be entitled to collect as described in Article 4.

8.4.1 Removal of an Affiliated Property Manager

If the Manager is removed for Good Cause, any Affiliate of the Manager then-acting as the Property Manager (if one exists) may be concurrently removed, if the Property Manager is also specified in the Notice to Perform and Notice of Removal provided by the Class A Members. Removal of any Affiliated Property Manager, if included, shall take effect concurrent with the effective date of removal of the Manager. If the Affiliated Property Manager is not specified in the Notice to Perform and Notice of Removal, or if the Property Manager is not Affiliated with the Manager, its removal, if desired, must be performed pursuant to the terms of any contract between the Property Manager and the Company.

8.5 Effect of Resignation or Removal on Manager’s Cash Distributions and Fees

In the event of removal or resignation of the initial Manager, Distributions and Fees due the Manager will be re-allocated between the former and new Manager as described below:

•	Expense Reimbursements: Regardless of resignation or removal, the initial Manager will still be entitled to reimbursement for its costs related to startup and operation, and any interest due thereon, as described in Article 5.1, even if the amount due remains uncollected at the time of removal.

•	Distributions or Membership Interests of Class B Members: The Class B Interests are irrevocable, and CARDONE CAPITAL, LLC’s Class B Interests will be unaffected by its resignation or removal as the initial Manager of the Company. See Articles 4 and 5.

A removed Manager shall be entitled to copies of all financial statements provided to the Members for so long as it has continued rights to Fees or Distributions. To the extent a member of the removed Manager or the Manager itself remains Member of the Company, it shall retain all rights of any other Member entitled to participate in Cash Distributions, telephone calls, voting, and/or correspondence between the replacement Manager and the Members.

8.6 Applicability of Internal Dispute Resolution Procedure

Nothing in Article 13 (i.e., the Internal Dispute Resolution Procedure) shall prevent any Manager from being immediately removed pursuant to the procedures described in this Article. However, the removed Manager may request application of the Internal Dispute Resolution Procedure (as described in Article 13) to settle disputes related to possible reinstatement or a determination of the amount(s) of Distributable Cash or Fees to which the removed Manager may be entitled.

Cardone Equity Fund V, LLC	22	Operating Agreement

The removed Manager shall have only ninety (90) days from: (a) removal, or (b) from receipt of Fees/Distributable Cash from which deductions have been taken, to invoke the Internal Dispute Resolution Procedure described in Article 13 for resolution of any dispute related to such matters. The removed Manager’s failure to provide a written objection (per the provisions of Article 13) within ninety (90) days of the occurrence (a) or (b) above shall be deemed acceptance.

8.7 Vacancies

In the event the Manager has resigned or has been removed or has otherwise ceased to be Manager, the vacancy shall be filled on the affirmative vote of a Majority of Interests of all Members. A Manager elected to fill a vacancy shall be elected for the unexpired term of its predecessor and shall hold office until the expiration of such term and until the replacement Manager’s successor shall be elected and shall qualify or until his earlier death, resignation, removal, liquidation, dissolution or termination.

9. Meetings of Members

9.1 Annual Meeting

No Annual Meeting of the Members is required.

9.2 Meetings

A meeting of the Members may be called at any time and for any purpose whatsoever by the Manager or by any of the Members representing a Majority of Interests, following the procedures specified below.

When Members representing a Majority of Interests wish to call a Meeting, they shall notify the Manager, who shall promptly give notice of the Meeting to the other Members. In the event the Manager fails to give the notice within three (3) days of the receipt of the request, any Member or group of Members representing a Majority of Interests may provide notice to the other Members. For purposes of determining the requisite Interests, such notice shall provide the names of Members calling such vote.

9.3 Place of Meetings

The Manager may designate any place, either within or outside of the State of Delaware, as the place of meetings of the Members.

9.4 Notice of Meetings

Except as provided in Article 9.5 below, written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be given at least three (3) days and not more than ninety days before the date of the meeting. A vote taken at a meeting with less than three (3) days’ notice will only be valid if all of the Members provide unanimous written consent.

Cardone Equity Fund V, LLC	23	Operating Agreement

9.5 Meeting of all Members

If all of the Members meet at any time and place, either within or outside of the State of Delaware, and consent to the holding of a meeting at such time and place in writing, such meeting shall be valid without call or notice, and at such meeting, a lawful vote may be taken.

9.6 Record Date

For the purpose of determining: 1) Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof; 2) Members entitled to receive payment of any Cash Distribution; or 3) to make a determination of Members for any other purpose; the date on which notice of the meeting is mailed or the date on which the resolution declaring such Distribution is adopted, as the case may be, shall be the record date for such determination of Members.

9.7 Quorum

Members representing a Majority of Interests, whether represented in person or by proxy, shall constitute a quorum at any duly noticed meeting of Members (per Article 9.4). In the absence of a quorum at any such meeting, a majority of the Members present may continue or adjourn (i.e., reschedule) the meeting for a new date to occur within thirty (30) days. A notice of the adjourned meeting shall be given to each Member of record entitled to vote.

9.8 Manner of Acting

An affirmative vote of the requisite Interests (see summary in Article 7.4) shall be considered an act of the Members on such matters as they are entitled to vote. Consent transmitted by electronic transmission by a Member or Person authorized to act for a Member shall be deemed to have been written and signed by the Member, regardless of whether they appeared at a meeting.

9.9 Proxies

At all meetings of Members, a Member may vote in person, by proxy executed in writing by the Member, or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxies.

9.10 Action by Members without a Meeting

Action required or permitted to be taken at a meeting of Members may only be taken without a meeting if the action is approved by written consent of the requisite Percentage Interests describing the action taken, signed by every Member entitled to vote, and delivered to the Manager of the Company for inclusion in the minutes or filing with the Company records.

Cardone Equity Fund V, LLC	24	Operating Agreement

Action taken under this Article shall become effective at such time as the requisite Percentage Interests of the Members entitled to vote have provided written consent (unless the consent specifies a different effective date), regardless of whether the Member participated in any meeting in which such matters were discussed. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

9.11 Electronic Meetings

Meetings of Members may be held by means of a conference telephone call so that all Persons participating in the meeting can hear each other. Participation in a meeting held by conference telephone call shall constitute presence of the Person at the meeting.

9.12 Waiver of Notice

When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

10. Fiscal Year, Books and Records, Bank Accounts, Tax Matters

10.1 Fiscal Year

The Company, for accounting and income tax purposes, shall operate on a Fiscal Year ending December 31 of each year, and shall make such income tax elections and use such methods of depreciation as shall be determined by the Manager. The books and records of the Company will be kept on a GAAP basis in accordance with sound accounting practices to reflect all income and expenses of the Company.

10.2 Company Books and Records

During the term of the Company and for seven (7) years thereafter, the Company shall keep at its principal place of business, the following:

•	A current list of the name and last known address of each Member and Manager;

•	Copies of records that would enable a Member to determine the relative voting rights, if any, of the Members;

•	A copy of the Certificate of Formation, together with any amendments thereto;

•	Copies of the Company's federal, state, and local income tax returns, if any, for the seven (7) most recent years;

•	A copy of this Operating Agreement and any amendments that are in writing, together with any amendments thereto; and

•	Copies of financial statements, if any, of the Company for the seven (7) most recent years.

Cardone Equity Fund V, LLC	25	Operating Agreement

A Member may:

•	At the Member's own expense, inspect and copy any Company record upon reasonable request during ordinary business hours; and

•	Obtain from time to time upon reasonable demand:

▪	True and complete information regarding the state of the business and financial condition of the Company;

▪	Promptly after becoming available, a copy of the Company's federal, state, and local income tax returns, if any, for each year; and

▪	Other information regarding the affairs of the Company as is just and reasonable.

As stated above, a Member shall have the right, during ordinary business hours, to inspect and copy the Company documents listed above at the Member’s expense. But, the Member must give seven (7) days’ notice to the Manager of such Member’s intent to inspect and/or copy the documents, and may only inspect and copy such Company documents for a purpose reasonably related to the Member’s Interest in the Company as approved by the Manager. The Company may impose a reasonable charge, limited to the costs of labor and material, for copies of records furnished. The Company may elect, at its option, to provide the requested document electronically.

To the extent allowed by law, the Manager shall honor requests of Members to keep their contact information confidential.

10.3 Bank Accounts

All funds of the Company shall be held in a separate bank account(s) in the name of the Company as determined by the Manager.

10.4 Reports and Statements

The Company shall provide at its expense by March 31 of each year a copy of the Members Form K-1 and any required state and local income tax returns. The Company will also provide to the Members a copy of the audited financial statements by April 30th of each year.

10.5 Tax Matters

The Manager shall have the authority, subject to the provisions of this Agreement, to make any election provided under the IRS Code or any provision of state or local tax law. Additional information on designation of a partnership representative is provided in Appendix C, attached hereto. Further, the Manager shall have the authority to direct and/or remit withholding amounts from a Non-U.S. Person’s Distributions, as necessary to comply with the Foreign Investor Real Property Tax Act of 1980 (FIRPTA) or other U.S. tax obligation of the Non-U.S. Person.

Cardone Equity Fund V, LLC	26	Operating Agreement

11. Transfer; Additional and Substitute Members

This Article 11 pertains only to the Interests of the Class A Interests in the Company. The Manager has the sole and exclusive authority to grant, convey, sell, transfer, hypothecate, disassociate or otherwise dispose of all or a portion of its Class B Interests without input or vote of the Class A Members.

11.1 Transfers

No Transfer of all or any portion of a Member’s Units may be made without (i) the prior written consent of the Manager, which consent may be withheld for any reason at the Manager’s sole discretion, (ii) the receipt by the Manager of such documents and instruments of transfer as the Manager may reasonably require, and (iii) if requested by the Manager, the receipt by the Manager, not less than 10 days prior to the date of any proposed Transfer of a written opinion of counsel (who may be counsel for the Company), satisfactory in form and substance to the Manager, to the effect that such Transfer would not result in any adverse legal or regulatory consequences to the Company or any Member under applicable securities laws, including, but not limited to, that such Transfer would not:

•	result in a violation of or cause the Company or the interest to be transferred to be registered under the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company act of 1940, or any other securities laws of any jurisdiction applicable to the Company or the interest to be transferred;

•	cause the Company to become a “publicly traded limited liability company” for federal income tax purposes;

•	constitute a “public offering” within the meaning of Section 7(d) of the Investment Company Act of 1940; or

•	result in the termination of the Company or loss by the Company of its status as a partnership for tax purposes.

11.2 No Transfer to Minors

In no event, shall all or any part of a Member’s Membership Units be transferred to a minor or a person who is incapacitated, except in trust or by will or intestate succession.

11.3 Costs

The transferring Member agrees that it will pay all reasonable expenses, including attorneys’ fees, incurred by the Company in connection with a Transfer of its Membership Units and executes a joinder to this Agreement agreeing to be bound by all of the terms hereof.

Cardone Equity Fund V, LLC	27	Operating Agreement

11.4 Assignees

The Company shall not recognize for any purpose any purported Transfer of all or any part of the Units of a Member, unless the provisions of Article 11 shall have been complied with and there shall have been filed with the Company a dated notice of such Transfer, in a form satisfactory to the Manager, executed and acknowledged by both the transferor or such transferor’s legal representative and the transferee, and such notice (i) contains the acceptance by the transferee of all the terms and provisions of this Agreement and such transferee’s agreement to be bound hereby, and (ii) represents that such Transfer was made in accordance with all applicable laws, rules and regulations.

Unless and until an Assignee becomes a Substitute Member, such Assignee shall have no rights with respect to such Units other than those rights with respect to allocations and distributions.

Any Member which shall Transfer all of its Units shall cease to be a Member upon, but only upon, the admission of a Substitute Member in such Member’s stead.

Notwithstanding anything to the contrary contained in this Agreement, both the Company and the Manager shall be entitled to treat a Member transferring all or any part of its Units as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to such Member, until such time as a Substitute Member is admitted in such Member’s stead in respect thereof.

11.5 Substitute Members.

No Member shall have the right to substitute a transferee of all or any part of such Member’s Units in its place, except as provided in this Article 11. Any such transferee of Unit(s) (whether pursuant to a voluntary or involuntary Transfer) shall be admitted to the Company as a Substitute Member only (i) with the consent of the Manager granted at its sole discretion, (ii) by satisfying the requirements of this Article 11, and (iii) upon the receipt of all necessary consents of governmental and regulatory authorities. Persons who become Substitute Members pursuant to Article 11.5 need not comply with clause (i) of the preceding sentence.

Each transferee of all or part of a Member's Membership Units, as a condition to its admission as a Substitute Member, shall execute and acknowledge such instruments, in form and substance satisfactory to the Manager, as the Manager reasonably deems necessary or desirable to effectuate such admission and to confirm the agreement of such person to be bound by all the terms and provisions of this Agreement with respect to the Membership Units acquired. All reasonable expenses, including attorneys’ fees, incurred by the Company in this connection shall be borne by such person.

11.6 Bankruptcy or Incapacity of a Member.

In the event of the bankruptcy or incapacity of a Member, the Company shall not be dissolved, and the Member’s trustee in bankruptcy or other legal representative shall have only the rights of a transferee of the right to receive Company distributions applicable to the Units of such bankrupt or incapacitated Member as provided herein. Any Transfer to or from such trustee in bankruptcy or legal representative shall be subject to the provisions of this Agreement.

Cardone Equity Fund V, LLC	28	Operating Agreement

11.7 Effective Date of Transfer

The Effective Transfer Date for any Transfer will be midnight of the last day of the fiscal quarter in which the Manager consents to such Transfer or the event giving rise to the Transfer occurs, in each case, subject to the terms of Article 11.1

12. RESERVED

13. Internal Dispute Resolution Procedure

Because the nature of the Company is to generate Profits on behalf of its Members, it is imperative that one Member’s dispute with the Manager and/or other Members is not allowed to diminish the Profits available to other Members or resources necessary to operate the Company. Litigation could require diversion of Company Profits to pay attorney’s fees or could tie up Company funds necessary for operation of the Company, impacting the profitability of the investment for all Members. The only way to prevent such needless expense is to have a comprehensive Internal Dispute Resolution Procedure (Procedure) in place, to which each of the Members have specifically agreed in advance of membership in the Company. The Procedure described below requires an aggrieved party to take a series of steps designed to amicably resolve a dispute on terms that will preserve the interests of the Company and the other non-disputing Members, before invoking a costly remedy, such as arbitration.

In the event of a dispute, claim, question, or disagreement between the Members or between the Manager and one or more Members arising from or relating to this Agreement, the breach thereof, or any associated transaction, or to interpret or enforce any rights or duties under the Act (hereinafter Dispute), the Manager and Members hereby agree to resolve such Dispute by strictly adhering to the Procedure provided below. The following Procedure has been adapted for purposes of this Agreement from guidelines and rules published by the American Arbitration Association (AAA):

13.1 Notice of Disputes

Written notice of a Dispute must be sent to the Manager or Member by the aggrieved party as described in the notice requirements of Article 15.1 below.

Cardone Equity Fund V, LLC	29	Operating Agreement

13.2 Negotiation of Disputes

The parties hereto shall use their best efforts to settle any Dispute through negotiation before resorting to any other means of resolution. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all parties. If, within a period of sixty (60) days after written notice of such Dispute has been served by either party on the other, the parties have not reached a negotiated solution, then upon further notice by either party, the Dispute shall be submitted to mediation administered by the AAA in accordance with the provisions of its Commercial Mediation Rules. The onus is on the complaining party to initiate each next step in this Procedure as provided below.

13.3 Mandatory Alternative Dispute Resolution

On failure of negotiation provided above; mediation, and as a last resort, binding arbitration shall be used to ultimately settle the Dispute. The following provisions of this Article 13 shall apply to any subsequent mediation or arbitration.

Exception: On unanimous consent of all parties to a Dispute, the disputing party may initiate a small claims action or litigation in lieu of mandatory mediation and arbitration. The parties shall further unanimously determine jurisdiction and venue. In any small claims action or litigation, the local rules of court shall apply in lieu of the remaining provisions of this Article.

13.3.1 Preliminary Relief

Any party to the Dispute may seek preliminary relief at any time after negotiation has failed, but prior to arbitration, in accordance with the Optional Rules for Emergency Measures of Protection of the AAA Commercial Arbitration Rules and Mediation Procedures. The AAA case manager may appoint an arbitrator who will hear only the preliminary relief issues without going through the arbitrator selection process described in Article 13.5.1.

13.3.2 Consolidation

Identical or sufficiently similar Disputes presented by more than one Member may, at the option of the Manager, be consolidated into a single Procedure.

13.3.3 Location of Mediation or Arbitration

Any mediation or arbitration shall be conducted in State of Delaware and each party to such mediation or arbitration must attend in person.

13.3.4 Attorney’s Fees and Costs

Each party shall bear its own costs and expenses (including their own attorney’s fees) and an equal share of the mediator or arbitrators’ fees and any administrative fees, regardless of the outcome; however, if the Manager is a party, its legal fees shall be paid by the Company (per the indemnification provision described in Article 6.10).

Exception: The Company may reimburse a Member for attorney’s fees and costs in any legal action against the Manager or the Company in which the Member is awarded such fees and costs as part of a legal action.

Cardone Equity Fund V, LLC	30	Operating Agreement

13.3.5 Maximum Award

The maximum amount a party may seek during mediation or be awarded by an arbitrator is the amount equal to the party’s Unreturned Capital Contributions and any Cash Distributions or interest to which the party may be entitled. An arbitrator will have no authority to award punitive or other damages.

13.3.6 AAA Commercial Mediation or Arbitration Rules

Any Dispute submitted for mediation or arbitration shall be subject to the AAA’s Commercial Mediation or Arbitration Rules. If there is a conflict between the Rules and this Article, the Article shall be controlling.

13.4 Mediation

Any Dispute that cannot be settled through negotiation as described in Article 13.2, may proceed to mediation. The parties shall try in good faith to settle the Dispute by mediation, which each of the parties to the Dispute must attend in person, before resorting to arbitration. If, after no less than three (3) face-to-face mediation sessions, mediation proves unsuccessful at resolving the Dispute, the parties may then, and only then, resort to binding arbitration as described in Article 13.5.

13.4.1 Selection of Mediator

The complaining party shall submit a Request for Mediation to the AAA. The AAA will appoint a qualified mediator to serve on the case. The preferred mediator shall have specialized knowledge of securities law, unless the Dispute pertains to financial accounting issues, in which case the arbitrator shall be a CPA, or if no such person is available, shall be generally familiar with the subject matter involved in the Dispute. If the parties are unable to agree on the mediator within thirty (30) days of the Request for Mediation, the AAA case manager will make an appointment.

If the initial mediation(s) does not completely resolve the Dispute, any party may request a different mediator for subsequent mediation(s) by serving notice of the request to the other party(ies) for approval, and subject to qualification per the requirements stated above.

13.5 Arbitration

Any Dispute that remains unresolved after good faith negotiation and three (3) failed mediation sessions shall be settled by binding arbitration. Judgment on the award rendered by the arbitrator(s) shall be final and may be entered in any court having jurisdiction thereof.

13.5.1 Selection of Arbitrator

Prior to arbitration, the complaining party shall cause the appointment of an AAA case manager by filing of a claim with the AAA along with the appropriate filing fee, and serving it on the defending party. The AAA case manager shall provide each party with a list of proposed arbitrators who meet the qualifications described below, or if no such person is available, who are generally familiar with the subject matter involved in the Dispute. Each side will have 14 days to strike any unacceptable names, number the remaining names in order of preference, and return the list to the AAA. The case manager shall then invite persons to serve from the names remaining on the list, in the designated order of mutual preference. Should this selection procedure fail for any reason, the AAA case manager shall appoint an arbitrator as provided in the applicable AAA Commercial Arbitration Rules.

Cardone Equity Fund V, LLC	31	Operating Agreement

13.5.2 Qualifications of Arbitrator

The selected or appointed arbitrator shall be selected from available candidates in Delaware and shall have specialized knowledge of securities law, unless the Dispute pertains to financial accounting issues, in which case the arbitrator shall be a CPA. Further, the selected arbitrator must agree to sign a certification stating that they have read all of the documents relevant to this Agreement in their entirety, including and any relevant Appendices or Exhibits, this entire Agreement, and the Subscription Booklet.

13.5.3 Limited Discovery

Discovery shall be limited to only those documents pertaining to this Agreement including this entire Agreement (and any relevant Appendices or Exhibits), the Subscription Booklet (and any relevant Appendices or Exhibits), any written correspondence between the parties, and any other documents specifically requested by the Arbitrator as necessary to facilitate his/her understanding of the Dispute. The parties may produce witnesses for live testimony at the arbitration hearing at their own expense. A list of all such witnesses and complete copies of any documents to be submitted to the arbitrator shall be served on the arbitrator and all other parties within forty-five (45) days of the arbitration hearing, at the submitting party’s expense.

13.5.4 Findings of Arbitrator

If, in any action against the Manager, the selected or appointed arbitrator, or judge (if applicable) makes a specific finding that the Manager has violated Securities laws, or has otherwise engaged in any of the actions described in Article 6.10 for which the Manager will not be indemnified, the Manager must bear the cost of its own legal defense. The Manager must reimburse the Company for any such costs previously paid by the Company. Until the Company has been fully reimbursed, the Manager will not be entitled to receive any Fees or Distributions it may otherwise be due.

14. Dissolution and Termination of the Company

14.1 Dissolution

The Company shall be dissolved upon the disposition of all Company Properties (which may be determined solely by action of the Manager). The Company will observe any mandatory provisions of the Act upon dissolution. On dissolution, Assets of the Company will be distributed as described in Article 4.3 hereof.

Cardone Equity Fund V, LLC	32	Operating Agreement

14.2 Termination of a Member Does Not Require Dissolution

The disassociation, withdrawal, death, insanity, incompetency, Bankruptcy, dissolution, or liquidation of any Member or the Manager will not require dissolution of the Company.

14.3 Procedure for Winding-Up

Upon the dissolution and termination of the Company caused by other than the termination of the Company under section 708(b)(1)(B) of the Code, the Manager shall proceed to wind up the affairs of the Company. During such winding-up process, the Profits, Losses, and Distributions of the Distributable Cash shall continue to be shared by the Members in accordance with this Agreement.

Upon the dissolution and commencement of the winding up of the Company, the Manager shall cause Articles of Dissolution to be executed on behalf of the Company and filed with the Secretary of State of the State of Delaware, and the Manager shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

15. Miscellaneous Provisions

15.1 Notices

All notices and demands which any Member is required or desires to give to another Member the Manager shall be given in writing by email with confirmation, facsimile, certified mail (return receipt requested with appropriate postage prepaid), or by personal delivery (with confirmation of service) to the address or facsimile transmission to the address set forth in Appendix A hereof for the respective Member, provided that if any Member gives notice of a change of name or address or facsimile number, notices to that Member shall thereafter be given pursuant to such notice.

All notices and demands so given shall be effective upon receipt by the Member to whom notice or a demand is being given except that any notice given by certified mail shall be deemed delivered three (3) days after mailing provided proof of delivery can be shown to:

Cardone Capital, LLC

18909 NE 29th Avenue

Aventura, FL 33180

Office: (310) 777-0255

Email: invest@Cardonecapital.com

Cardone Equity Fund V, LLC	33	Operating Agreement

15.2 Amendments

The Certificate of Formation and this Agreement may only be substantively amended by the affirmative vote of all Members of the Company. However, notwithstanding anything to the contrary herein, the Manager may amend this Agreement in a manner not materially inconsistent with the principles of this Agreement, without the approval or vote of the Members, including without limitation:

•	To issue non-substantive amendments to this Agreement to correct minor technical errors;

•	To cure any ambiguity or to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to add any other provisions with respect to matters or questions arising under this Agreement which will not be materially inconsistent with the provisions of this Agreement;

•	To appoint a different partnership representative;

•	To take such steps as the Manager deems advisable to preserve the tax status of the Company as an entity that is not taxable as a corporation for federal or state income tax purposes;

•	To delete or add any provisions to this Agreement as requested by the Securities and Exchange Commission or by state securities officials which is deemed by such regulatory agency or official to be for the benefit or protection of the Members; or

•	To make amendments similar to the foregoing so long as such action shall not materially and adversely affect the Members.

15.3 Binding Effect

Except as may be otherwise prohibited by this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

15.4 Construction

Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member or the Manager.

15.5 Time

Time is of the essence with respect to this Agreement.

15.6 Headings

Article and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

15.7 Agreement Is Controlling

In the event of a direct conflict between any provision of this Agreement and the Act, the Agreement shall control unless the conflicting provision of the Act is non-waivable, in which case the conflicting provision in the Agreement shall become subject to the severability provisions of Article 15.8 below.

Cardone Equity Fund V, LLC	34	Operating Agreement

15.8 Severability

Every provision of this Agreement is intended to be severable. If any phrase, sentence, paragraph, or provision of this Agreement or its application thereof to any Person or circumstance is unenforceable, invalid, the affected phrase, sentence, paragraph, or provision shall be limited, construed, and applied in a manner that is valid and enforceable. If the conflict was with a non-waivable provision of the Act, phrase, sentence, paragraph, or provision shall be modified to conform to the Act. In any event, the remaining provisions of this Agreement shall be given their full effect without the invalid provision or application. If any term or provision hereof is illegal or invalid for any reason whatsoever, such legality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

15.9 Incorporation by Reference

Every Appendix, schedule, and other Exhibit, that is attached to this Agreement or referred to herein, is hereby incorporated in this Agreement by reference.

15.10 Additional Acts and Documents

The Manager agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

15.11 Delaware Law

The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

15.12 Counterpart Execution

This Agreement may be executed in any number of counterparts with the same effect as if all of the Members and the Manager had signed the same document. All the counterparts shall be construed together and shall constitute one agreement.

15.13 Merger

It is agreed that all prior understandings and agreements between the parties, written and oral, respecting this transaction are merged in this Agreement, which alone, fully and completely expresses such agreement, and that there are no other agreements except as specifically set forth in this Agreement.

Cardone Equity Fund V, LLC	35	Operating Agreement

REST OF PAGE INTENTIONALLY LEFT BLANK

Cardone Equity Fund V, LLC	36	Operating Agreement

IN WITNESS WHEREOF, the parties hereto, whose names and contact information follows, have executed this Operating Agreement of Cardone Equity Fund V, LLC as of the dates provided below.

Dated: June 4, 2018

By: Cardone Equity Fund V, LLC,

A Delaware limited liability company

By: Its Manager, CARDONE CAPITAL, LLC,

A Delaware limited liability company

________________________________

By: Grant Cardone

Managing Member

ALL SUBSCRIBERS MUST COMPLETE THE FOLLOWING SIGNATURE PAGE (APPENDIX A) AND RETURN THE EXECUTED PAGES ALONG WITH THEIR COMPLETED SUBSCRIPTION BOOKLET TO THE MANAGER AT THE ADDRESS PROVIDED HEREIN.

Cardone Equity Fund V, LLC	37	Operating Agreement

Appendix A: Member Signature and Contact Page

BY SIGNING THE SUBSCRIPTION AGREEMENT, HERETO ATTACHED, THE INVESTOR ACKNOWLEDGES THAT, THEY HAVE READ, UNDERSTAND, AND AGREE TO THE DISPUTE RESOLUTION PROCEDURE DESCRIBED IN ARTICLE 13 HEREOF; THEY HAVE SOUGHT ADVICE OF THEIR OWN COUNSEL TO THE EXTENT THEY DEEM NECESSARY; AND ARE GIVING UP THEIR RIGHT TO TRIAL BY JURY AND THEIR RIGHT TO CONDUCT PRETRIAL DISCOVERY.

BY SIGNING THE SUBSCRIPTION AGREEMENT, HERE TO ATTACHED, THE INVESTOR HAS EXECUTED THIS OPERATING AGREEMENT ON THE DATE SET FORTH IN THE SUBSCRIPTION AGREEMENT.

THE SUBSCRIPTION AGREEMENT AND THIS OPERATING AGREEMENT ARE NOT DEEMED ENTER INTO UNTIL SUCH TIME THAT THE MANAGER COUNTERSIGNS SUCH SUBSCRIPTION AGREEMENT

Cardone Equity Fund V, LLC	A-1	Operating Agreement

Appendix B: Table 1, Class A Members

Identification of Class A Members and Percentage Interests

(FOR INTERNAL USE ONLY)

Entity Name	Capital Contribution	Number of Class A Interests Purchase	Ownership of Class A Interests	Ownership Percentage of Total Interests

TOTAL			100.00%	65.00%

*DUPLICATE THIS PAGE IF NECESSARY

Cardone Equity Fund V, LLC	B-1	Operating Agreement

Appendix B: Table 2, Class B Members

Identification of Class B Members and Percentage Interest

(FOR INTERNAL USE ONLY)

Entity Name	Capital Contribution	Ownership of Class B Interests	Ownership Percentage of Total Interests
Cardone Capital, LLC	$0	100%	35.00%

TOTAL	$0	100.00%	35.00%

Cardone Equity Fund V, LLC	B-2	Operating Agreement

Appendix C: Capital Accounts and Allocations

1. Capital Accounts

An individual Capital Account shall be maintained for each Member in accordance with Treasury Regulation section 1.704-1(b)(2)(iv) and adjusted with the following provisions:

a.	A Member’s Capital Account shall be increased by that Member’s Capital Contributions and that Member’s share of Profits.

b.	A Member’s Capital Account shall be increased by the amount of any Company liabilities assumed by that Member subject to and in accordance with Regulation section 1.704-1(b)(2)(iv)(c).

c.	A Member’s Capital Account shall be decreased by (a) the amount of cash distributed to that Member and (b) the Gross Asset Value of the Company’s Property of the Company so distributed, net of liabilities secured by such distributed Company’s Property that the distribute Member is considered to assume or to be subject to under Code section 752.

d.

A Member’s Capital Account shall be reduced by the Member’s share of any expenditures of the Company described in IRS Code section 705(a)(2)(B) or which are treated as IRS Code section 705(a)(2)(B) expenditures under Treasury Regulation section 1.704-1(b)(2)(iv)(i) (including syndication expenses and Losses nondeductible under IRS Code sections 267(a)(1) or 707(b)).

e.	If any Economic Interest (or portion thereof) is transferred, the transferee of such Economic Interest or portion shall succeed to the transferor’s Capital Account attributable to such Interest or portion.

f.	Each Member’s Capital Account shall be increased or decreased as necessary to reflect a revaluation of the Company’s Property in accordance with the requirements of Treasury Regulation section 1.704-1(b)(2)(iv)(f)-(g), including the special rules under Treasury Regulation section 1.701-1(b)(4), as applicable.

g.	In the event the Gross Asset Values of the Company Assets are adjusted pursuant to this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company had recognized gain or loss equal to the amount of such aggregate net adjustment and the resulting gain or loss had been allocated among the Members in accordance with this Agreement.

h.

The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the IRS Code and applicable Treasury Regulations and shall be interpreted and applied in a manner consistent therewith. In the event the Manager shall determine, after consultation with competent legal counsel, that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are allocated or computed in order to comply with such applicable federal law, the Manager shall make such modification without the consent of any other Member, provided the Manager determines in good faith that such modification is not likely to have a material adverse effect on the amounts properly distributable to any Member and that such modification will not increase the liability of any Member to third-parties.

Cardone Equity Fund V, LLC	C-1	Operating Agreement

2. Division of Profits and Losses for Income Tax Purposes

Division of Profits and Losses After giving effect to the special allocations set forth in Sections 2.2 and 2.3 of this Appendix, Profits and Losses of the Company shall be allocated as follows:

2.1 Fiscal Year

After giving effect to the special allocations set forth in Sections 2.2 and 2.3, Profits and Losses of the Company shall be allocated as follows:

2.1.1 Net Profits

Net Profits (which is the excess of Profits over Losses) for each Fiscal Year of the Company shall be allocated as follows:

a.	First to reverse any Net Losses allocated to a Member solely as a result of the application of the limitation of Section 2.1.2(b) to another Member; thereafter

b.	To the Members, in proportion to the their Percentage Interest.

2.1.2 Net Losses

Net Losses (which is the excess of Losses over Profits) for each Fiscal Year of the Company shall be allocated:

a.	To and among the Members pro-rata according to their respective Percentage Interests; however;

b.	Net Losses allocated pursuant to Section 2.1.2(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an adjusted Capital Account deficit at the end of any Fiscal Year. In the event some but not all of the Members would have adjusted Capital Account deficits as a consequence of an allocation of Net Losses pursuant to Section 2.1.2(a), the limitation set forth in this Section 2.1.2(b) shall be applied on a Member by Member basis so as to allocate the maximum permissible Net Losses to each Member under Treasury Regulation section 1.704‑1(b)(2)(ii)(d).

Cardone Equity Fund V, LLC	C-2	Operating Agreement

2.2 Special Allocations

2.2.1 Nonrecourse Deductions

Non-Recourse Deductions for any Fiscal Year shall be allocated to the Members in accordance with their Percentage Interests.

2.2.2 Member Nonrecourse Deductions

Member Nonrecourse Deductions for any Fiscal Year of the Company shall be allocated to the Members in the same proportion as Profits are allocated under Section 2.1.1, provided that any Member Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Member who bears (or is deemed to bear) the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i)(2).

2.2.3 Minimum Gain Chargeback

Except as otherwise provided in section 1.704-2 of the Treasury Regulations, and notwithstanding any other provision of this Section, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company Profits for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation section 1.704-2(g).

Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6), 1.704-2(j) (2), and other applicable provisions in section 1.704-2 of the Treasury Regulations. This Section is intended to comply with the minimum gain chargeback requirement in section 1.704-2(f) of the Treasury Regulations and shall be applied consistently therewith.

2.2.4 Member Minimum Gain Chargeback

Except as otherwise provided in Treasury Regulation section 1.704-2(i)(4) and notwithstanding any other provision of this Section, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to Member Nonrecourse Debt during any Company Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt (determined in accordance with Treasury Regulation section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i)(4).

Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation sections 1.702-2(i)(4) and 1.704-2(j)(2). The provisions of this Section 2.2.4 are intended to comply with the minimum gain chargeback requirement in Treasury Regulation section 1.704-2(i)(4) and shall be interpreted in accordance therewith.

Cardone Equity Fund V, LLC	C-3	Operating Agreement

2.2.5 Qualified Income Offset

In the event any Member, in such capacity, unexpectedly receives any adjustments, allocations, or Distributions described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4) (regarding depletion deductions), 1.704-1(b)(2)(ii)(d)(5) (regarding certain mandatory allocations under the Treasury Regulations regarding family partnerships: the so called varying interest rules or certain in-kind Distributions), or 1.704-1(b)(2)(ii)(d)(6) (regarding certain Distributions, to the extent they exceed certain expected offsetting increases in a Member’s Capital Account), items of Company income and gain shall be specially allocated to such Members in an amount and a manner sufficient to eliminate, as quickly as possible, the deficit balances in the Member’s Capital Account created by such adjustments, allocations, or Distributions.

Any special allocations of items of income or gain pursuant to this Section shall be taken into account in computing subsequent allocations of Profits pursuant to this Section so that the net amount of any items so allocated and the Profits, Losses, or other items so allocated to each Member pursuant to this Section, shall to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to this Section as if such unexpected adjustments, allocations, or Distributions had not occurred.

2.3 Other Allocations

2.3.1 Section 704(c) Allocations

In accordance with section 704(c) of the IRS Code and the applicable Treasury Regulations issued thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

In the event Gross Asset Value of the Company’s Property is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such Asset shall take into account any variation between the adjusted basis of such Asset for federal income tax purposes and its Gross Asset Value in the same manner as under section 704(c) of the IRS Code and the Treasury Regulations thereunder.

The Manager shall make any election or other decisions relating to such allocations in any manner that reasonably reflects the purpose of this Agreement. Allocations made pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, or other items, or Distributions pursuant to any provision of this Agreement.

Cardone Equity Fund V, LLC	C-4	Operating Agreement

2.3.2 Curative Allocations

The Manager shall make such other special allocations as are required in order to comply with any mandatory provision of the applicable Treasury Regulations or to reflect a Member’s Economic Interest in the Company determined with reference to such Member’s right to receive Distributions from the Company and such Member’s obligation to pay its expenses and liabilities.

2.3.3 Allocation of Tax Items

To the extent permitted by section 1.704-1(b)(4)(i) of the Treasury Regulations, all items of income, gain, loss and deduction for federal and state income tax purposes shall be allocated to the Members in accordance with the corresponding "book" items thereof; however, all items of income, gain, loss and deduction with respect to Assets with respect to which there is a difference between "book" value and adjusted tax basis shall be allocated in accordance with the principles of section 704(c) of the IRS Code and section 1.704-1(b)(4)(i) of the Treasury Regulations, if applicable.

Where a disparity exists between the book value of an Asset and its adjusted tax basis, then solely for tax purposes (and not for purposes of computing Capital Accounts), income, gain, loss, deduction and credit with respect to such Asset shall be allocated among the Members to take such difference into account in accordance with section 704(c)(i)(A) of the IRS Code and Treasury Regulation section 1.704-1(b)(4)(i). The allocations eliminating such disparities shall be made using any reasonable method permitted by the Code, as determined by the Manager.

2.3.4 Acknowledgement

The Members are aware of the income tax consequences of the allocations made by this Section and hereby agree to be bound by the provisions of this Section in reporting their share of Company income and loss for income tax purposes.

3. Treatment of Distributions of Cash for Tax Purposes

3.1 Distributions of Cash

In the event that the Company generates Distributable Cash from Operations or Capital Transactions, the Company will make Cash Distributions to the Members as described in Article 4 of the Agreement.

3.2 In-Kind Distribution

Except as otherwise expressly provided herein, without the prior approval of the Manager, Assets of the Company, other than cash, shall not be distributed in-kind to the Members. If any Assets of the Company are distributed to the Members in-kind for purposes of this Agreement, such Assets shall be valued on the basis of the Gross Asset Value thereof (without taking into account section 7701(g) of the Code) on the date of Distribution; and any Member entitled to any Interest in such Assets shall receive such Interest as a tenant-in-common with the other Member(s) so entitled with an undivided Interest in such Assets in the amount and to the extent provided for in Articles 4 and 2.2 of the Agreement.

Cardone Equity Fund V, LLC	C-5	Operating Agreement

Upon such Distribution, the Capital Accounts of the Members shall be adjusted to reflect the amount of gain or loss that would have been allocated to the Members pursuant to the appropriate provision of this Agreement had the Company sold the Assets being distributed for their Gross Asset Value (taking into account section 7701(g) of the Code) immediately prior to their Distribution.

3.3 Company Election Regarding 1031 Exchange of its Property

The Company may elect at the time of sale of a Property, to have the Company exchange the Property for another property, in compliance with the section 1031 of the Code, in which case recognition of the gain on the sale of the Property may be deferred.

If this action is approved but there are individual Members who do not want to participate in the exchange, they will have the option of and relinquishing their Membership Interests in the Company and taking a Cash Distribution at the time of the sale, as described in Article 4.2 of the Agreement.

Cardone Equity Fund V, LLC	C-6	Operating Agreement

3.4 Prohibited Distribution; Duty to Return

A Distribution to any Member may not be made if it would cause the Company’s total liabilities to exceed the fair value of the Company’s total Assets. A Member receiving a Distribution in violation of this provision is required to return it, if the Member had knowledge of the violation.

4. Other Tax Matters

4.1 Company Tax Returns

The Manager shall use its best efforts to cause the Company’s tax return to be prepared prior to March 31 of each year.

4.2 Tax Treatment of Additional or Substituted Members

No Additional or Substituted Class A Members (described below) shall be entitled to any retroactive allocation of Losses, income, or expense deductions incurred by the Company.

The Manager may, at its option, at the time an Additional or Substituted Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income, and expense deductions to the Additional or Substituted Member for that portion of the Company’s tax year in which the Additional Member was admitted in accordance with the provisions of section 706(d) of the IRS Code and the Treasury Regulations promulgated thereunder.

4.3 Allocation and Distributions between Transferor and Transferee

Upon the transfer of all or any part of a Class A Member’s Interest as hereinafter provided, Profits and Losses shall be allocated between the transferor and transferee on the basis of the computation method which in the reasonable discretion of the Manager is in the best interests of the Company, provided such method is in conformity with the methods prescribed by section 706 of the IRS Code and Treasury Regulation section 1.704-1(c)(2)(ii). Distributions shall be made to the holder of record of the Class A Member’s Interest on the date of Distribution.

Any transferee of a Member Interest shall succeed to the Capital Account of the transferor Member to the extent it relates to the transferred Interest.

5. Partnership Representative

The Members shall take all reasonable actions to avoid the application to the Company of the centralized partnership audit provisions of sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015. If, however, such provisions are found to apply to the Company, a member of the Manager or another appointed individual shall act as the Partnership Representative for the purposes of IRS Code section 6221 through 6241. In the event the member of the Manager is no longer a Member in the Company, and no other individual has been appointed as the Partnership Representative, the Partnership Representative shall be the Majority Interest owner from amongst the Members. If the Majority Member is unable or unwilling to serve, the Partnership Representative shall be appointed from amongst the remaining Members by a Majority of Interests of the Members.

Cardone Equity Fund V, LLC	C-7	Operating Agreement

The Partnership Representative shall be authorized and required to represent the Company with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. The Partnership Representative shall have the sole authority to (1) sign consents, enter into settlement and other agreements with such authorities with respect to any such examinations or proceedings and (ii) to expend the Company’s funds for professional services incurred in connection therewith. In the event of an adjustment resulting in an underpayment of tax, the Partnership Representative shall duly and timely elect under section 6226 of the IRS Code that each Person who was a Member during the taxable year that was audited personally bear any tax, interest, addition to tax, and penalty resulting from such adjustments and, if for any reason, the Company is liable for a tax, interest, addition to tax, or penalty as a result of such an audit, each Person who was a member during the taxable year that was audited shall pay to the Company an amount equal to such Person’s proportionate share of such liability, as determined by the Manager, based on the amount each such Person should have borne (computed at the rate used to compute the Company’s liability) had the Company’s tax return for such taxable year reflected the audit adjustment. The expenses for the Company’s payment of such tax, interest, addition to tax, or penalty shall be specially allocated to such Persons in such proportions.

The Partnership Representative shall have the final decision-making authority with respect to all federal income tax matters involving the Company. The Members agree to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably required by the Partnership Representative to conduct such proceedings. Any reasonable direct out-of-pocket expense incurred by the Partnership Representative in carrying out its obligations hereunder shall be allocated to and charged to the Company as an expense of the Company for which the Partnership Representative shall be reimbursed.

6. Tax Matters Related to Foreign Investors

6.1.1 Non-U.S. Investors

The discussion below is applicable solely to Non-U.S. Persons investing directly with the Company.

The Company will be required to withhold U.S. Federal income tax at the rate of up to thirty percent (30%), or lower treaty rate, if applicable on a Non-U.S. Person’s distributive share of any U.S. source Distributions the Company realizes and certain limited types of U.S. source interest. Withholding generally is not currently required with respect to gain from the sale of portfolio securities. The Company will, however, be required to withhold on the amount of gain realized on the disposition of a “U.S. real property interest” included in a Non-U.S. Person’s Distribution at a rate of up to thirty-five percent (35%). Each Non-U.S. Person that invests in this Offering will be required to file a U.S. Federal income tax return reporting such gain. The Gain realized on the sale of all or any portion of a Membership Interest will, to the extent such gain is attributable to U.S. real property interests, be subject to U.S. income tax.

Cardone Equity Fund V, LLC	C-8	Operating Agreement

The Company will be required to withhold U.S. Federal income tax at the highest rate applicable for any “effectively connected taxable income” (as that term is defined by the IRS) allocated to a Non-U.S. Person, and the amount withheld will be available as a credit against the tax shown on such Person’s return. The computation of income effectively connected with the Company may be different from the computation of the Non-U.S. Person’s effectively connected income (because, for example, when computing the Company’s effectively connected income, net operating Losses from prior years are not available to offset the Company’s current income), so in any given year the Company may be required to withhold tax with respect to its Non-U.S. Person-Investors in excess of their individual Federal income tax liability for the year.

If a Non-U.S. Person invests through an entity, it may be subject to the thirty percent (30%) branch profits tax on its effectively connected income. The branch profits tax is a tax on the “dividend equivalent amount” of a non-U.S. corporation (which may apply in the case of a limited liability company), which is approximately equal to the amount of such Company’s earnings and profits attributable to effectively connected income that is not treated as reinvested in the U.S. The effect of the branch profits tax is to increase the maximum U.S. Federal income tax rate on effectively connected income from thirty-five percent (35%) to over fifty percent (50%). Some U.S. income tax treaties provide exemptions from, or reduced rates for, the branch profits tax for “qualified residents” of the treaty country. The branch profits tax may also apply if a Non-U.S. Person claims deductions against their effectively connected income from the Company for interest on indebtedness of its non-U.S. Member.

The Company is authorized to withhold and pay over any withholding taxes and treat such withholding as a payment to the Non-U.S. Person if the withholding was required. Such payment will be treated as a Distribution to the extent that the Non-U.S. Person is then entitled to receive a Distribution. To the extent that the aggregate of such payments to a Non-U.S. Person for any period exceeds the Distributions to which they are entitled for such period, the Company will notify the Non-U.S. Person as to the amount of such excess and the amount of such excess will be treated as a loan by the Company to the Non-U.S. Person. If a Non-U.S. Person owns a Membership Interest directly on the date of death, its estate could be further subject to U.S. estate tax with respect to such Interest.

Cardone Equity Fund V, LLC	C-9	Operating Agreement

6.1.2 Foreign Person Withholding

The Company shall comply with all reporting and withholding requirements imposed with respect to Non-U.S. Persons, as defined in the IRS Code, and any Member that is a Non-U.S. Person shall be obligated to contribute to the Company any funds necessary to enable the Company (to the extent not available out of such Member’s share of Distributable Cash or Net Proceeds of Capital Transactions) to satisfy any such withholding obligations. In the event any Member shall fail to contribute to the Company any funds necessary to enable the Company to satisfy any withholding obligation, the Manager shall have the right to offset against any payments due and owing to such Member, or its Affiliates, the amounts necessary to satisfy such withholding obligation, or, in the event the Company shall be required to borrow funds to satisfy any withholding obligation by reason of a Member’s failure to contribute such funds to the Company, the Manager shall have the right to offset against said Member’s present and future Distributions, an amount equal to the amount so borrowed plus the greater of (i) the Company’s actual cost of borrowing such funds, or (ii) the amount borrowed, multiplied by fifteen percent (15%).

6.1.3 Non-U.S. Taxes

The Company may be subject to withholding and other taxes imposed by, and the Non-U.S. Person might be subject to, taxation and reporting requirements in non-U.S. jurisdictions. It is possible that tax conventions between such countries and the U.S. (or another jurisdiction in which a non-U.S. Member is a resident) might reduce or eliminate certain of such taxes. It is also possible that in some cases, if the Non-U.S. Person is a taxable Member, it might be entitled to claim U.S. tax credits or deductions with respect to such taxes, subject to certain limitations under applicable law. The Company will treat any such tax withheld from or otherwise payable with respect to income allocated to the Company as cash the Company received and will treat the Non-U.S. Person as receiving a payment equal to the portion of such tax that is attributable to it. Similar provisions would apply in the case of taxes the Company is required to withhold.

Cardone Equity Fund V, LLC	C-10	Operating Agreement

Appendix D: Definitions

Defined terms are capitalized in this Agreement. The singular form of any term defined below shall include the plural form and the plural form shall include the singular. Whenever they appear capitalized in this Agreement, the following terms shall have the meanings set forth below unless the context clearly requires a different interpretation:

Act shall mean Delaware Limited Liability Company Act, as codified in the Delaware Limited Liability Company Act, as codified in the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq., as may be amended from time to time, unless a superseding Act governing limited liability companies is enacted by the state legislature and given retroactive effect or repeals this Act in such a manner that it can no longer be applied to interpret this Agreement, in which case Act shall automatically refer to the new Act.

Additional Capital Contribution shall mean any contribution to the capital of the Company in cash, property, or services by a Member made subsequent to the Member’s initial Capital Contribution.

Additional Member shall mean any Person that is admitted to the Company as a new or additional member, based on the affirmative vote of the Class A Members holding a majority of the Class A Percentage Interests, (except in the event of a failed capital call - see Article 2.3), after offering of Interests to new Members has been closed by the Manager.

Advance, Advances or Member Loans shall have meanings as provided in Article 3 hereof.

Affiliate or Affiliated shall mean any Person controlling or controlled by or under common control with the Manager or a Member wherein the Manager or Member retains greater than fifty percent (50%) control of the Affiliate if an entity.

Agreement or Operating Agreement shall mean this written agreement, which shall govern the affairs of the Company and the conduct of its business consistent with the Act or the Certificate of Formation, including all amendments thereto. No other document or other agreement between the Members shall be treated as part or superseding this Agreement unless it has been signed by all of the Members. This Operating Agreement will supersede any prior versions of the Operating Agreement.

Article when capitalized and followed by a number refers the sections of this Operating Agreement and its Appendices.

Asset or Company Asset shall mean any real or personal property owned by the Company.

Bankrupt or Bankruptcy means, with respect to any Person, being the subject of an order for relief under Title 11 of the United States Code, or any successor statute or other statute in any foreign jurisdiction having like import or effect.

Capital Account shall mean the amount of the capital interest of a Member in the Company consisting of that Member’s original contribution, as (1) increased by any additional contributions and by that Member’s share of the Company Profits, and (2) decreased by any Distribution to that Member and by that Member’s share of the Company’s Losses.

Cardone Equity Fund V, LLC	D-1	Operating Agreement

Capital Contribution or Contribution shall mean any contribution to the capital of the Company in cash, property, or services by a Member whenever made.

Capital Transaction shall mean the sale or disposition of a Company Asset.

Certificate of Formation shall mean the document filed with the Delaware Secretary of State pursuant to the formation of the Company, and any amendments thereto or restatements thereof.

Class A Members shall mean those Members who have purchased Class A Interests.

Class A Interests shall mean the Units purchased by the Class A Members. The Class A Interests shall comprise sixty-five percent (65%) of the total Interests sold.

Class A Percentage Interest shall be determined by calculating the ratio between each Class A Member’s Capital Account in relation to the total capitalization of the Company provided by the Class A Members.

Class A Interests shall mean the Units purchased by the Class A Members.

Class B Interest shall mean thirty-five percent (35%) of the total Interests in the Company, which shall be issued to CARDONE CAPITAL, LLC (or its members or their Affiliates).

Class B Members shall initially mean CARDONE CAPITAL, LLC (or its Affiliates and/or members), but may include others to whom the Manager may grant or allow to purchase Class B Interests. Issuance of the Class B Units is irrevocable even if CARDONE CAPITAL, LLC is removed as the Manager of the Company.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

Company shall refer to Cardone Equity Fund V, LLC, a Delaware limited liability company.

Company Minimum Gain has the meaning set forth in sections 1.704‑2(b)(2) and 1.704‑2(d) of the Treasury Regulations.

Defaulting Member shall mean a Member who fails to make any portion of its Capital Contribution, including any Additional Capital Contribution the Member has elected to make within the time period permitted hereunder.

Dispute, when capitalized, shall have the meaning set for in Article 13 hereof.

Cardone Equity Fund V, LLC	D-2	Operating Agreement

Distributable Cash means all cash of the Company derived from Company operations or Capital Transactions and miscellaneous sources (whether or not in the ordinary course of business) reduced by: (a) the amount necessary for the payment of all current installments of interest and/or principal due and owing with respect to third-party debts and liabilities of the Company during such period, including but not limited to any real estate commissions, property management fees, marketing fees, utilities, closing costs, holding costs, construction costs, etc., incurred by or on behalf of the Company; (b) the repayment of Advances, plus interest thereon; and (c) such additional reasonable amounts as the Manager, in the exercise of sound business judgment, determines to be necessary or desirable as a “Reserve” for the operation of the business and future or contingent liabilities of the Company. Distributable Cash may be generated through either operations or Capital Transactions.

Distribution, Distributions or Cash Distributions shall mean the disbursement of cash or other property to the Manager or Members in accordance with the terms of this Agreement.

Economic Interest shall mean a Person’s right to share in the income, gains, losses, deductions, credit, or similar items of, and to receive Distributions from, the Company, but does not include any other rights of a Member, including, without limitation, the right to vote or to participate in management, except as provided in the Act, and any right to information concerning the business and affairs of the Company.

Estimated Market Value shall mean the estimated market value of the Company, which shall be determined annually by the Manager and reported to the Members.

Fee shall mean an amount earned by the Manager or an Affiliate as compensation for various aspects of operation of the Company, as described in Article 5.2 hereof.

Fiscal Year shall mean the Company’s fiscal year, which shall be the calendar year.

Good Cause shall have the meaning set forth in Article 8.3 hereof.

Gross Asset Value shall mean the asset’s adjusted basis for federal income tax purposes, except as follows: the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Estimated Market Value of such asset as determined annually by the Manager. Gross Asset Value may be adjusted pursuant to IRS Code sections 734 and 754 whenever it is determined by the Manager that such adjustment is appropriate and advantageous.

Interest or Membership Interest shall mean a Member’s rights in the Company including the Member’s Economic Interest, plus any additional right to vote or participate in management, and any right to information concerning the business and affairs of the Company provided by the Act and/or described in this Agreement.

Investor shall mean a Person who is contemplating the purchase of Class A Interests.

IRS Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

Losses shall mean, for each Fiscal Year, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year and as reported, separately or in the aggregate as appropriate, on the Company’s information tax return filed for federal income tax purposes plus any expenditures described in section 705(a)(2)(B) of the IRS Code.

Cardone Equity Fund V, LLC	D-3	Operating Agreement

Majority of Interests shall mean Members whose collective Percentage Interests represent more than fifty percent (50%) of the Interests, whether in the Company or in a particular Class, as specified in specific provisions of this Agreement. Where no class is specified, a Majority of Interests refers to Members having a majority of the total interests in the Company, regardless of class.

Manager shall initially refer to CARDONE CAPITAL, LLC, a Delaware limited liability company and each of its officers, shareholders, directors, employees and agents or any other Person or Persons, as well as any of its Affiliates that may become a Manager pursuant to this Agreement as further described in Article 1.4 of this Agreement or any other Manager who shall be qualified and elected per Article 8 of this Agreement.

Member means only a Person who: (1) has been admitted to the Company as a Member in accordance with the Certificate of Formation or this Agreement, or an assignee of an Interest in the Company who has become a Member; (2) who has not resigned, withdrawn, or been expelled as a Member or, if other than an individual, been dissolved. Member does not include a Person who succeeds to the Economic Interest of a Member, unless such Person is admitted as a new, Substitute or Additional Member, in accordance with the provisions for such admission as further described herein.

Member Nonrecourse Debt has the meaning set forth in section 1.704‑2(b)(4) of the Treasury Regulations.

Member Nonrecourse Debt Minimum Gain means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with section 1.704‑2(i)(3) of the Treasury Regulations.

Member Nonrecourse Deductions has the meaning set forth in Treasury Regulation section 1.704-2(i)(2). For any Fiscal Year of the Company, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the net increase during that Fiscal Year in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year, reduced (but not below zero) by the amount of any Distributions during such year to the Member bearing the economic risk of loss for such Member Nonrecourse Debt if such Distributions are both from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, all as determined according to the provisions of Treasury Regulation section 1.704-2(i)(2). In determining Member Nonrecourse Deductions, the ordering rules of Treasury Regulation section 1.704-2(j) shall be followed.

Nonrecourse Deductions has the meaning set forth in Treasury Regulation section 1.704-2(c). The amount of Nonrecourse Deductions for a Company Fiscal Year equals the net increase in the amount of Company Minimum Gain during that Fiscal Year, reduced (but not below zero) by the aggregate amount of any Distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain.

Nonrecourse Liability has the meaning set forth in section 1.704-2(b)(3) of the Treasury Regulations.

Notice to Perform shall have the meaning set forth in Article 8.2.

Cardone Equity Fund V, LLC	D-4	Operating Agreement

Organization Expenses shall mean legal, accounting, and other expenses incurred in connection with the formation of the Company.

Percentage Interest shall mean the ownership interest in the Company of a Member, which shall be the calculated by dividing the number of Units purchased by the Member by the total number of Units (Class A or B) issued. See Article 2.2 of this Agreement; see also definition of Class A Percentage Interests above and Appendix B, Tables 1 and 2, attached to this Agreement.

Person means an individual, a partnership, a domestic or foreign limited liability company, a trust, an estate, an association, a corporation, or any other legal entity.

Procedure, when capitalized, shall refer to the Internal Dispute Resolution Procedure described in Article 13 hereof.

Profits shall mean, for each Fiscal Year, the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year and as reported, separately or in the aggregate as appropriate, on the Company’s informational tax return filed for federal income tax purposes plus any income described in section 705(a)(1)(B) of the IRS Code.

Property, Properties or Company Property shall mean real estate throughout the United States to be acquired, renovated, operated and eventually sold by the Company.

Purchasing Member shall mean any current Member (or member of the Manager) contemplating the purchase of all or any portion of the rights of membership in the Company of a Member, including the Member’s Economic Interest and/or voting rights referenced in Articles 11 and 12.

Removal Notice shall have the meaning set forth in Article 8.4 hereof.

Section, when capitalized and followed by a number, refers the sections of the Appendices to this Operating Agreement.

Selling Member shall mean any Member that sells, assigns, hypothecates, pledges, or otherwise transfers all or any portion of its rights of membership in the Company, including its Economic Interest and/or voting rights.

Substitute Member or Substituted Member shall mean any Person or entity admitted to the Company, after approval by the Manager, with all the rights of a Member pursuant to Article 11.5 of this Agreement and Section 4.2 of Appendix C to this Agreement.

Transfer means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units or Unit Equivalents owned by a Person. "Transfer" when used as a noun shall have a correlative meaning. "Transferor" and "Transferee" mean a Person who makes or receives a Transfer, respectively.

Cardone Equity Fund V, LLC	D-5	Operating Agreement

Treasury Regulations shall mean the Regulations issued by the United States Department of the Treasury under the IRS Code.

Unit shall mean the incremental dollar amount established by the Manager for sale of Interests that Investors can purchase in order to become Members of the Company. Note: Units issued by the Company are “personal property” and not “real property” Interests, thus, may be ineligible for exchange under federal tax law or “1031 exchange” rules.

Unreturned Capital Contributions means all Capital Contributions made by a Class A Member less any returned capital.

Working Capital and Reserves, Reserve or Reserves shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to Reserves that shall be maintained in amounts deemed sufficient by the Manager for working capital and to pay taxes, insurance, debt service, or other costs or expenses incidental to the ownership or operation of the Company’s business.

Cardone Equity Fund V, LLC	D-6	Operating Agreement